SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Insituform Technologies, Inc.
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_________________________________________________________
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INSITUFORM TECHNOLOGIES, INC.
__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on April 20, 2011
__________________________

TO THE OWNERS OF COMMON STOCK
OF INSITUFORM TECHNOLOGIES, INC.:

You are invited to attend Insituform Technologies, Inc.’s 2011 Annual Meeting of Stockholders.  The meeting will be held on Wednesday, April 20, 2011, at 8:30 a.m. local time at the Drury Plaza Hotel, 355 Chesterfield Center East, Chesterfield, Missouri, 63017.

The purposes of this year’s meeting are:

(1)	to elect eight directors,

(2)	to approve the 2011 Non-Employee Director Equity Plan,

(3)	to approve the 2011 Executive Performance Plan,

(4)	to consider and vote upon a proposal to approve an advisory resolution relating to executive compensation,

(5)	to vote to advise the Board on the frequency of the advisory vote on executive compensation,

(6)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2011, and

(7)	to transact any other business that may properly come before the meeting or any adjournment(s) of the meeting.

The Board of Directors set March 1, 2011 as the record date for the meeting.  This means that if you were an owner of our common stock at the close of business on that date, you are entitled to receive this notice of the meeting and vote at the meeting and any adjournment(s) of the meeting.

Whether or not you expect to attend the meeting, please vote by following the instructions on the enclosed proxy card to vote by telephone or Internet, or by marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2011:

Our Proxy Statement and 2010 Annual Report are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03160.

By Order of the Board of Directors,

David F. Morris
Secretary

Chesterfield, Missouri
March 18, 2011

Proxy Statement

Insituform Technologies, Inc.’s Board of Directors is mailing this Proxy Statement and the proxy card to you to solicit proxies on its behalf to be voted at our 2011 Annual Meeting of Stockholders, and at any adjournment(s) of the meeting.  This Proxy Statement and the proxy card were first mailed on March 18, 2011.  The meeting will be held on Wednesday, April 20, 2011 at 8:30 a.m. local time at the Drury Plaza Hotel, 355 Chesterfield Center East, Chesterfield, Missouri, 63017 for the purposes listed in the accompanying notice.

We will bear all costs relating to the solicitation of proxies.  Proxies may be solicited by our officers, directors and regular employees personally, by mail or by telephone.  We may pay brokers and other persons holding shares of stock in their names, or the names of their nominees, for reasonable expenses incurred in sending soliciting material to their principals.

Our executive office is located at 17988 Edison Avenue, Chesterfield, Missouri 63005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2011:

Our Proxy Statement and 2010 Annual Report are available at
 http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03160.

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	1	Option Exercises and Stock Vested	35
PROPOSAL 1: ELECTION OF DIRECTORS	5	Nonqualified Deferred Compensation	35
Certain Information Concerning Director Nominees	5	Severance, Change in Control and Termination	36
Vote Required for the Election of Directors	8	INFORMATION CONCERNING CERTAIN STOCKHOLDERS	39
CORPORATE GOVERNANCE	9	RELATED-PARTY TRANSACTIONS	41
Independent Directors	9	SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41
Board Leadership Structure	9	EQUITY COMPENSATION PLAN INFORMATION	42
Role of Board in Risk Oversight	10	PROPOSAL 2: APPROVAL OF THE 2011 NON-EMPLOYEE DIRECTOR	43
Board Meetings and Committees	10	EQUITY PLAN
Corporate Governance Documents	13	Description of the 2011 Director Plan	43
REPORT OF THE AUDIT COMMITTEE	14	Federal Tax Consequences	44
DIRECTOR COMPENSATION	15	New Plan Benefits	44
Additional Information About Director Compensation	16	Required Vote for Approval	45
Stock Ownership Policy with Respect to Non-Employee Directors	16	PROPOSAL 3: APPROVAL OF THE 2011 EXECUTIVE PERFORMANCE	45
EXECUTIVE COMPENSATION	18	PLAN
COMPENSATION DISCUSSION AND ANALYSIS	18	Summary Description of the Performance Plan	45
Overview of Executive Compensation Program	18	Required Vote for Approval	47
Compensation Philosophy and Objectives	18	PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION	47
Executive Compensation Process	19	PROPOSAL 5: FREQUENCY OF ADVISORY VOTE ON EXECUTIVE	49
Benchmarking Target Executive Compensation	19	COMPENSATION
Elements and Mix of Compensation	20	PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF	50
Section 162(m) Peformance-Based Compensation	27	INDEPENDENT AUDITORS
Policy on Recoupment of Incentive Compensation	28	Independent Auditors’ Fees	50
Stock Ownership Policy with Respect to Named Officers	28	Vote Required for Ratification of the Appointment of	51
Other Benefits	29	Independent Auditors
COMPENSATION COMMITTEE REPORT	31	OTHER MATTERS	51
COMPENSATION IN LAST FISCAL YEAR	32	HOUSEHOLDING OF MATERIALS	51
Summary Compensation Table	32	STOCKHOLDER PROPOSALS	51
Grants of Plan-Based Awards	33	STOCKHOLDER COMMUNICATION WITH DIRECTORS	53
Outstanding Equity Awards at Fiscal Year End	34	APPENDIX A: 2011 Non-Employee Director Equity Plan	A-1
		APPENDIX B: 2011 Executive Performance Plan	B-1

Questions And Answers About The Meeting And Voting

Who may vote?

You may vote if you owned shares of our common stock at the close of business on March 1, 2011, the record date for our 2011 Annual Meeting of Stockholders.  You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting.  As of March 1, 2011, we had 39,402,144 shares of common stock, $.01 par value, outstanding.  We have no class or series of voting stock outstanding other than our common stock.

A list of stockholders entitled to vote at the meeting will be available for examination at our executive office located at 17988 Edison Avenue, Chesterfield, Missouri 63005 for ten days before the Annual Meeting and at the Annual Meeting.

What am I voting on?

•	First, you are voting to elect eight directors. Each director, if elected, will serve a term of one year or until his or her successor has been elected and qualified.

Our Board of Directors recommends a vote “FOR” the election of each of our nominees for director.

•	Second, you are voting to approve the 2011 Non-Employee Director Equity Plan.

Our Board of Directors recommends a vote “FOR” the approval of the 2011 Non-Employee Director Equity Plan.

•	Third, you are voting to approve the 2011 Executive Performance Plan.

Our Board of Directors recommends a vote “FOR” the approval of the 2011 Executive Performance Plan.

•	Fourth, you are voting to approve an advisory resolution relating to executive compensation.

Our Board of Directors recommends a vote “FOR” the advisory resolution relating to executive compensation.

•	Fifth, you are voting to advise our Board on the frequency with which stockholders are provided an advisory vote on executive compensation.

Our Board of Directors recommends a vote for “1 YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation.

•	Sixth, you are voting to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2011.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2011.

•	In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

How do I vote?

Ÿ•	By Telephone or Internet: You can vote by telephone or Internet by following the instructions included on the enclosed proxy card.

•
By Written Proxy:  You can vote by written proxy by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.  If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy.

•	In Person: If you are a record stockholder, you can vote in person at the meeting.

What is the difference between a record stockholder and a stockholder who holds shares in street name?

•	If your shares are registered in your name, you are a record stockholder.
Ÿ•	If your shares are in the name of your broker or bank, or their nominee, your shares are held in street name.

How many votes are required to elect directors?

Directors are elected by the majority of votes cast, unless the election is contested where the number of director nominees exceeds the number of directors to be elected.  The election of directors at the 2011 Annual Meeting of Stockholders is not a contested election.  That means that for a director to be elected, the number of shares voted “for” a director must exceed the aggregate number of votes “withheld” from that director.  A summary of our majority voting standard appears on page 8 of this Proxy Statement under “Proposal 1:  Election of Directors – Vote Required for the Election of Directors.”

How many votes are needed to approve the 2011 Non-Employee Director Equity Plan?

Approval of the 2011 Non-Employee Director Equity Plan requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

How many votes are needed to approve the 2011 Executive Performance Plan?

Approval of the 2011 Executive Performance Plan requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

How many votes are needed to approve the advisory resolution relating to executive compensation?

Approval of the advisory resolution relating to executive compensation requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

How many votes are needed to approve the frequency of the advisory vote on executive compensation?

The alternative on the frequency of the advisory vote on executive compensation that receives the greatest number of votes (i.e., one, two or three years) will be considered the advice of our stockholders to our Board on this matter.

How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2011?

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

What if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you.  Approval of any other matter requires the affirmative vote of a majority of the shares of our common stock cast on such matter.  At the date we mailed this Proxy Statement, our Board of Directors did not know of any other matter to be raised at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you hold your shares in more than one account name, you will receive a proxy card for each account.  To ensure that all of your shares are voted, please vote by telephone or Internet or complete, sign, date and return a proxy card for each account in the postage-paid envelope provided.

Can I revoke my proxy?

Yes.  You can revoke your proxy by:

Ÿ•Ÿ	writing to the attention of our corporate Secretary at the address of our executive office prior to the date of the Annual Meeting,

•Ÿ	delivering a later-dated proxy card prior to or at the Annual Meeting, or

•Ÿ	voting in person at the Annual Meeting.

What is the record date and what does it mean?

The record date for the 2011 Annual Meeting of Stockholders is March 1, 2011.  The record date is set by our Board of Directors, as required by Delaware law.  Stockholders at the close of business on the record date are entitled to:

Ÿ•Ÿ	receive notice of the meeting, and
Ÿ•Ÿ	vote at the meeting, or at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy?

You should specify your choice for each proposal on the enclosed proxy card.  If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of the director nominees named in this Proxy Statement, “FOR” the approval of the 2011 Non-Employee Director Equity Plan, “FOR” the approval of the 2011 Executive Performance Plan, “FOR” the approval of the advisory resolution relating to executive compensation, for “1 YEAR” as the frequency with which stockholders are recommending an advisory vote on executive compensation, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2011.

How are broker non-votes and abstentions counted?

Broker “non-votes” will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on at least one matter presented at the Annual Meeting.  A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

Ÿ•Ÿ	has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and

Ÿ•Ÿ	does not have discretionary voting power on the matter.

Brokers are subject to New York Stock Exchange (“NYSE”) rules with respect to their ability to vote shares held by them for the benefit of other persons.  The NYSE rules direct that, if you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction.  If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (the latter are treated as “broker non-votes”).  Proposal 6 is the only proposal that may be considered discretionary.

Broker non-votes will not be considered as either a vote cast for or withheld from a director nominee and thus will have no effect on the vote for director nominees.  Proposals 2, 3, 4 and 6 require the affirmative vote of the majority of shares cast on the proposal, and, therefore, a broker non-vote will have no effect on the votes of these proposals.  For Proposal 5, the frequency of the advisory vote that receives the greatest number of votes will be considered the advice of the stockholders to our Board on the frequency of the advisory vote on executive compensation.  Accordingly, broker non-votes will also have no effect on the vote on Proposal 5.

Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the Annual Meeting.  A stockholder has no ability to abstain in the election of directors.  Proposals 2, 3, 4 and 6 require an affirmative vote of a majority of shares cast on the proposal, and, pursuant to our Amended and Restated By-laws, an abstention will have no effect on the votes on these proposals. For Proposal 5, the frequency of the advisory vote that receives the greatest number of votes will be considered the advice of the stockholders on the frequency of the advisory vote on executive compensation.  Accordingly, abstentions will also have no effect on the vote on Proposal 5.

How many votes must be present to conduct business at the 2011 Annual Meeting?

Our Amended and Restated By-Laws require that a quorum must be present to conduct business at the Annual Meeting.  To constitute a quorum, a majority of the outstanding shares of our common stock must be represented, in person or by proxy at the Annual Meeting.  The treatment of broker non-votes and abstentions with regard to determining a quorum is discussed above.

Proposal 1:  Election Of Directors

At our 2011 Annual Meeting, stockholders will elect eight directors, each to serve a term of one year or until his or her successor is elected and qualified.  Our Board of Directors is not divided into classes of directors, meaning all of our directors are voted on every year at our annual meeting.  Unless otherwise instructed on the proxy card, each of the persons named on the accompanying proxy card intends to vote the shares represented thereby in favor of the eight nominees listed under “Certain Information Concerning Director Nominees” below.  In no event may the persons named on the accompanying proxy card vote the shares for a number of persons greater than the eight nominees named herein.

Each director nominee named below is presently serving as a director of our Company.  All nominees have consented to being named in this Proxy Statement and to serve if elected.  If, however, any nominee should become unable or unwilling to serve, the persons named on the accompanying proxy card will vote the shares represented by the proxy for another person duly nominated by our Board, based on the recommendation of our Corporate Governance and Nominating Committee, to stand for election in the nominee’s place, or, if no other person is so nominated, to vote the shares only for the remaining nominees.

Certain Information Concerning Director Nominees

Certain information concerning the nominees for election as directors is set forth below.  This information was furnished to us by the nominees.  No family relationship exists between any of our directors or executive officers.

J. JOSEPH BURGESS	Director since 2008 Age 52

Mr. Burgess has been our President and Chief Executive Officer since April 14, 2008. Mr. Burgess previously served as the President and Chief Executive Officer of Veolia Water North America (a leading provider of water and wastewater services to municipal, federal and industrial customers) from 2005 until joining our Company in 2008. Prior thereto, he was the Chief Operating Officer of Veolia Water North America from 2003 to 2005 and its Vice President and General Manager for the Northeast business center from 2002 to 2003. Previously he was the Executive Vice President for Water Systems Operations for Ogden Projects (later renamed Covanta Water; a subsidiary of Ogden Corporation that specialized in waste-to-energy projects for municipalities) from 1998 to 2002.

Member of our Strategic Planning Committee.

STEPHEN P. CORTINOVIS	Director since 1997 Age 61

Mr. Cortinovis has been a co-owner of Lasco Foods, Inc. (a food services industry manufacturer and distributor) since 2005. He was a partner in Bridley Capital Partners (a private equity firm) from 2001 until 2007. Previously, he was President – Europe of Emerson Electric Co. from 1995 until 2001 and held various other executive positions at Emerson Electric from 1977 to 1995. Mr. Cortinovis also serves on the Boards of Directors of Plexus Corp. and Lasco Foods, Inc.

Chair of our Corporate Governance and Nominating Committee and member of our Strategic Planning Committee.

STEPHANIE A. CUSKLEY	Director since 2005 Age 50

Ms. Cuskley has served as the Chief Executive Officer of NPower (a national nonprofit that provides information technology services and training to nonprofits and young adults) since January 2009. Previously, she was a Managing Director in Investment Banking at JPMorgan Chase from 2003 until 2005. From 2001 until 2003 she was Managing Director and Project Manager of LeadershipMorganChase. Ms. Cuskley also serves on the Board of Directors of Avantair, Inc.

Chair of our Audit Committee and member of our Compensation Committee.

JOHN P. DUBINSKY	Director since 2002 Age 67

Mr. Dubinsky has been the President and Chief Executive Officer of Westmoreland Associates, LLC (a financial consulting company) since before 2001.  He was the President and Chief Executive Officer of CORTEX (a public purpose non-profit established to buy property for the development of a biotechnology corridor in the St. Louis, Missouri area) from 2003 to 2009 and has served as its Chairman since 2009. Mr. Dubinsky also serves as the Chairman of Stifel Bank and Trust, Chairman of Wellfleet Harbor Actors Theatre, and Chairman of the St. Louis Public Library Foundation, and is on the Boards of Directors of BJC HealthCare, Stifel Financial Corp., Washington University in St. Louis, and the St. Louis Public Library, and serves as a trustee for Barnes-Jewish Hospital in St. Louis.  Mr. Dubinsky also previously served as a director of Accentia Biopharmaceuticals until 2008.

Chair of our Strategic Planning Committee and member of our Compensation Committee.

CHARLES R. GORDON	Director since 2009 Age 53

Mr. Gordon has been President and Chief Operating Officer of Heckmann Corporation (a holding company that buys and builds companies in the water sector) since November 2010.  Mr. Gordon was President and Chief Executive Officer of Siemens Water Technologies (a business unit of Siemens AG, a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers) from 2008 to 2010. Previously, Mr. Gordon served as Executive Vice President of the Siemens Water & Wastewater Systems Group from 2005 to 2008 and as Executive Vice President of the Siemens Water & Wastewater Services and Products Group from 2003 to 2005.  His past experience also includes various management positions with US Filter Corporation and Arrowhead Industrial Water, prior to the acquisition of US Filter Corporation by the Siemens family of companies in 2004. Mr. Gordon also serves on the Board of Directors of The Regional Learning Center based in Cranberry Township, Pennsylvania.  Mr. Gordon previously served as a director of the Siemens Foundation until his departure from Siemens Water Technologies in November 2010.

Member of our Corporate Governance and Nominating Committee and Audit Committee.

JUANITA H. HINSHAW	Director since 2000 Age 66

Ms. Hinshaw has been the President and Chief Executive Officer of H & H Advisors (a financial advisory company) since 2005. Previously, she was the Senior Vice President and Chief Financial Officer of Graybar Electric Company, Inc. (an electrical and communications distributor) from 2000 to 2005. Her past experience also includes various management positions with Monsanto Company (an agricultural company). Ms. Hinshaw also serves on the Boards of Directors of Synergetics USA, Inc. and The Williams Company, Inc.

Chair of our Compensation Committee and member of our Audit Committee.

M. RICHARD SMITH	Director since 2009 Age 63

Mr. Smith served as a Senior Vice President of Bechtel Corporation (a provider of engineering, construction and project management services in the energy, transportation, communications, mining and oil and gas industries) and President of its Fossil Power business unit from October 2005 until his retirement in December 2007.  Since then, Mr. Smith has served as a consultant to Sithe Global Power, LLC (an international power development company).  Mr. Smith also served as the Interim Chief Executive Officer of SkyFuel, Inc. (a solar thermal power technology and service provider) from February through June 2010. Mr. Smith also previously served as the Chief Executive Officer of Intergen NV (a global power generation firm) and in various management positions at affiliated Bechtel companies and at PG&E Corporation.  Mr. Smith also serves on the Boards of Directors of SkyFuel, Inc., USEC Inc. and McGrath Rentcorp.  Mr. Smith previously served as Chairman of the Board of Evergreen Energy Inc. from 2009 through May 2010.

Member of our Corporate Governance and Nominating Committee and Strategic Planning Committee.

ALFRED L. WOODS	Director since 1997 Age 67

Chairman of the Board since 2003.  Mr. Woods served as our Interim Chief Executive Officer from August 13, 2007 through April 14, 2008. He has been the President of Woods Group, LLC (a management consulting company) since before 2001. Prior thereto, Mr. Woods served in various executive positions, including Chairman and Chief Executive Officer, at a number of public and private companies.  Mr. Woods also serves on the Boards of Directors of Clutchmobile, Inc. and the Williamsburg Community Foundation, a not-for-profit organization.

Ex officio member of all standing Board Committees.

Vote Required for the Election of Directors

Our Amended and Restated By-Laws provide that for director nominees to be elected in an uncontested election, the number of shares voted “for” such director must exceed the aggregate number of votes “withheld” from that director.  Our Corporate Governance Guidelines provide that directors standing for re-election annually submit a contingent resignation in writing to the Chairman of the Corporate Governance and Nominating Committee to address majority voting in director elections.  This resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the Annual Meeting and our Board accepts the resignation. Our Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.  A director whose resignation is being considered under this policy will not participate in the Corporate Governance and Nominating Committee’s consideration of its recommendation, if a member thereof, or in the Board’s decision, on whether to accept or reject the resignation or take such other actions.

Our Board of Directors recommends a vote “For” the election of each of the eight nominees named herein as directors.

Corporate Governance

Independent Directors

Based on the findings of our Board’s Corporate Governance and Nominating Committee, our Board has determined that the following directors are “independent directors” as defined by the rules applicable to companies listed on The Nasdaq Global Select Market:

Stephen P. Cortinovis	Juanita H. Hinshaw
Stephanie A. Cuskley	M. Richard Smith
John P. Dubinsky	Alfred L. Woods
Charles R. Gordon

From August 13, 2007 through April 14, 2008, Alfred L. Woods, our Chairman of the Board, served as our Interim Chief Executive Officer.  Mr. Woods’ service as our Interim Chief Executive Officer concluded upon the appointment of J. Joseph Burgess as our President and Chief Executive Officer on April 14, 2008.  Under Nasdaq rules, Mr. Woods’ service as Interim Chief Executive Officer of our Company, and the receipt of compensation for such service, does not disqualify Mr. Woods from his status as an independent director after his service as Interim Chief Executive Officer ended.  Following the conclusion of his service as our Interim Chief Executive Officer, our Board reviewed Mr. Woods’ independence.  Our Board determined that such prior service would not interfere with Mr. Woods’ exercise of independent judgment in carrying out his responsibilities as our Chairman, and therefore, did not impair his independence.  Other than Mr. Woods, none of our independent directors have had any personal, financial or business relationships with us either currently or during the three-year period ended December 31, 2010.

Our independent directors meet in executive session, without management, as appropriate.

Board Leadership Structure

Our Chairman of the Board position is a non-executive position.  Our Board separated the positions of Chairman of the Board and Chief Executive Officer in July 2003.  Alfred L. Woods has served as our Chairman since July 2003.

Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow.  Our Board believes that having separate positions, with an independent non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is responsible for the smooth functioning of our Board, enhancing its effectiveness.  Our Chairman guides the processes of our Board, setting the agenda for, and presiding at, Board meetings.  Our Chairman also presides at stockholder meetings and ensures that directors receive appropriate information from our Company to fulfill their responsibilities.

Our Chairman is an ex officio member of each standing Board committee, providing guidance and, like all directors, taking an active role in evaluating our executive officers.

Our Chairman acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions that require prompt reflection or policy interpretation.

        Pursuant to our Board’s delegation of authority policy, certain approval authorizations have been delegated to our Chairman.  Any approvals made by the Chairman are then reported to our full Board at its next regularly scheduled meeting.

Role of Board in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them.

While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, our Strategic Planning Committee reviews and approves risk management programs.  Our Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors.  Our Corporate Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.  Finally, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Board Meetings and Committees

Board of Directors.  During 2010, our Board of Directors held six meetings and acted two times by unanimous written consent.  No director attended fewer than 75% of the aggregate number of Board meetings and Board Committee meetings on which the director served during 2010.  Our Board has four standing Committees, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning Committee.  The Board may also, from time to time, establish such other Committees as it may deem necessary.

Audit Committee.  The members of our Board’s Audit Committee are Stephanie A. Cuskley (Chair), Juanita H. Hinshaw and Charles R. Gordon.  John P. Dubinsky was a member of our Audit Committee until April 21, 2010, at which time Mr. Gordon was appointed to the Committee.  Mmes. Cuskley and Hinshaw and Mr. Gordon are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The primary functions of our Audit Committee are to oversee (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) our independent auditors’ qualifications and independence and (d) the performance of our internal audit function and independent auditors.  The Audit Committee also prepares the Report of the Audit Committee included in our Proxy Statement.  The Audit Committee’s activities are intended to involve guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls.  The Audit Committee’s responsibilities include:

Ÿ•Ÿ	the appointment, compensation, retention and termination of our independent auditors and of our internal auditors,
•Ÿ	oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us,
Ÿ•Ÿ	oversight of our internal auditors’ work (including the review of an annual risk assessment report),

Ÿ•Ÿ	review of the scope and results of our internal controls (including the assessment of financial risk),
•Ÿ	approval of the professional services provided by our independent auditors, and
Ÿ•Ÿ	review of the independence of our independent auditors.

Audit Committee Financial Expert.  Based on the findings of the Audit Committee, our Board has determined that the Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission and as required of Nasdaq-listed companies. They are Mmes. Cuskley and Hinshaw.

During 2010, the Audit Committee held twelve meetings and did not act by unanimous written consent.  Our Board has adopted a written charter for the Audit Committee.

Compensation Committee.  The members of our Board’s Compensation Committee are Juanita H. Hinshaw (Chair), Stephanie A. Cuskley and John P. Dubinsky.  Mmes. Hinshaw and Cuskley and Mr. Dubinsky are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Compensation Committee (a) determines the compensation level of our Chief Executive Officer and other executive officers, as well as certain other highly-compensated key employees, (b) reviews management’s Compensation Discussion and Analysis relating to our Company’s executive compensation programs and approves the inclusion of the same in our Proxy Statement and/or Annual Report on Form 10-K, (c) issues a report confirming the Compensation Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our Proxy Statement and/or Annual Report on Form 10-K, (d) administers, and makes recommendations with respect to, our incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees.

During 2010, the Compensation Committee held six meetings and acted once by unanimous written consent.  Our Board has adopted a written charter for the Compensation Committee.

Compensation Committee Interlocks and Insider Participation.  There were no compensation committee interlocks or insider participation on the part of the members of our Compensation Committee during 2010. The members of our Compensation Committee are set forth above under “Compensation Committee.”

Corporate Governance and Nominating Committee.  The members of our Board’s Corporate Governance and Nominating Committee are Stephen P. Cortinovis (Chair), Charles R. Gordon and M. Richard Smith.  Juanita H. Hinshaw was a member of our Corporate Governance and Nominating Committee until April 21, 2010, at which time Mr. Smith was appointed to the Committee.  Messrs. Cortinovis, Gordon and Smith are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Corporate Governance and Nominating Committee (a) advises the Board on corporate governance principles, including developing and recommending to our Board a set of corporate governance guidelines, (b) identifies qualified individuals to recommend as potential Board members to our stockholders and (c) oversees risks associated with the organization, membership and structure of our Board, succession planning for our directors and executive officers and with corporate governance.

When identifying nominees to serve as a director of our Company, our Corporate Governance and Nominating Committee considers candidates with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition and needs of our Board.  As part of its evaluation of a candidate’s business and professional experience, the Corporate Governance and Nominating Committee considers a variety of characteristics including, but not limited to: certain core competencies, including knowledge of accounting and finance, sound business judgment, knowledge of management trends, crisis response ability, industry knowledge and strategy and vision; experience in the industries in which we operate; independence; level of commitment; and personal characteristics.  The Corporate Governance and Nominating Committee may engage a third party to assist it in identifying potential director nominees.  The Corporate Governance and Nominating Committee assesses the effectiveness of this practice annually in connection with the nomination of directors for election at the annual meeting of stockholders.

The composition of our current Board reflects diversity in business and professional experience, skills, gender and ethnic background.  When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, our Corporate Governance and Nominating Committee and Board focused primarily on the information discussed in each of the directors’ individual biographies set forth on pages 5 through 8 of this Proxy Statement.  In particular:
•	With regard to Mr. Cortinovis, our Board considered his strong background in the global manufacturing and technology sector, as well as his expertise with large multinational corporations.
Ÿ•	With regard to Ms. Cuskley, our Board considered her strong financial and investment banking background, which makes her a valuable asset as Chair of our Audit Committee.
Ÿ Ÿ•

With regard to Mr. Dubinsky, our Board considered his extensive expertise in the banking and financial services industries, including in executive positions at large public and private companies, as well as his strong technical and entrepreneurial experience in diverse fields.

Ÿ •	With regard to Mr. Gordon, our Board considered his wealth of senior management experience in the water and wastewater industries, as well as his deep knowledge of these industries.
ŸŸ •	With regard to Ms. Hinshaw, our Board considered her global experience in finance and investments, financial planning and risk management.
Ÿ •	With regard to Mr. Smith, our Board considered his global business experience in the energy industry, including the mining and oil and gas fields.
Ÿ•

With regard to Mr. Woods, our Board considered his extensive managerial expertise, including as Chairman or Chief Executive Officer at a number of public and private companies, and experience in financial operations, as well as his diverse industry experience and entrepreneurial know-how.

In addition, our Corporate Governance and Nominating Committee has actively sought directors that allow our Board to benefit from potentially different perspectives arising from gender and ethnic diversity on the Board.

Stockholders also may make nominations for directors.  Stockholders wishing to propose nominees for consideration at our 2011 Annual Meeting of Stockholders must comply with the provisions of our Amended and Restated By-Laws dealing with nominations.  For a discussion of the nominating procedures, see “Stockholder Proposals” in this Proxy Statement.  All director candidates, including those recommended by stockholders, are evaluated on the same basis.

The Corporate Governance and Nominating Committee held four meetings in 2010 and acted once by unanimous written consent.  Our Board has adopted a written charter for the Corporate Governance and Nominating Committee.

        Strategic Planning Committee.  The members of our Board’s Strategic Planning Committee are John P. Dubinsky (Chair), J. Joseph Burgess, Stephen P. Cortinovis and M. Richard Smith.  Charles R. Gordon was a member of our Strategic Planning Committee until April 21, 2010, at which time Mr. Smith was appointed to the Committee.  Messrs. Dubinsky, Cortinovis and Smith are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.  The role of this Committee is to review and to make recommendations to the Board regarding our long-term strategy and strategic planning process.  The Strategic Planning Committee is also responsible for reviewing and making recommendations to our Board regarding our risk management programs.

The Strategic Planning Committee held twelve meetings in 2010 and acted once by unanimous written consent.  Our Board has adopted a written charter for the Strategic Planning Committee.

Corporate Governance Documents

Corporate Governance Guidelines.  Based on the recommendation of the Corporate Governance and Nominating Committee, our Board has adopted a set of corporate governance guidelines.  These corporate governance guidelines, which are subject to annual review by the Corporate Governance and Nominating Committee, provide a framework within which our Board and executive officers fulfill their respective responsibilities and reflect our Board’s commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level.

Board Committee Charters.  As described above, our Board has adopted a charter for each of its standing Committees, the Audit, Compensation, Corporate Governance and Nominating, and Strategic Planning Committees.

Code of Ethics for our CEO, CFO and Senior Financial Employees.  Our Audit Committee has adopted a written code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer and senior financial employees.  The purposes of the code of ethics, among other things, are to deter wrongdoing, to promote ethical conduct and to ensure that information that we provide in our public reports, including those filed with the Securities and Exchange Commission, is full, fair, accurate, timely and understandable.

Code of Conduct.  In addition, based on the recommendation of the Corporate Governance and Nominating Committee, our Board has adopted a code of conduct that applies to all of our employees, including our officers, and our directors.

Availability of Corporate Governance Documents.  Each of our corporate governance guidelines, Board committee charters, code of ethics and code of conduct are available, free of charge, on our website, www.insituform.com, under “Investors – Corporate Governance.”  We also will provide these documents, free of charge, to any stockholder who requests them by writing to the following address:

Investor Relations
c/o Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005

If we amend our code of ethics or grant a waiver of our code of ethics or code of conduct to any of our officers or directors, we will disclose the amendment or waiver on our website or as required by law or regulation.

Report of the Audit Committee

Our Board’s Audit Committee operates under a written charter, which was adopted by our Board of Directors.  A copy of this charter is available, free of charge, on our website, www.insituform.com.  Our Audit Committee consists of three independent directors: Stephanie A. Cuskley (Chair), Juanita H. Hinshaw and Charles R. Gordon.

Our Audit Committee reviews the Company’s financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the audited financial statements to be included in our 2010 Form 10-K with management and PricewaterhouseCoopers LLP, our Company’s independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness.  Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether the Company maintained effective internal control over financial reporting.

Our Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. In addition, our Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence with respect to our Company and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with our Audit Committee concerning independence, received from PricewaterhouseCoopers LLP.  Based upon the above reviews and discussions, our Audit Committee recommended to our Board that our audited consolidated financial statements for 2010 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Our Board and our Audit Committee believe that our Audit Committee’s current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are “independent” directors, as that term is defined in the listing standards of The Nasdaq Stock Market LLC.

Based on the findings of our Audit Committee, our Board has determined that our Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies. They are Stephanie A. Cuskley and Juanita H. Hinshaw.

Stephanie A. Cuskley, Chair         Juanita H. Hinshaw
Charles R. Gordon

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.

Director Compensation

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2010:

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen P. Cortinovis	2010	$ 74,750	$ 85,000	—	—	—	—	$159,750
Stephanie A. Cuskley	2010	78,750	85,000	—	—	—	—	163,750
John P. Dubinsky	2010	78,000	85,000	—	—	—	—	163,000
Charles R. Gordon	2010	84,250(4)	85,000	—	—	—	—	169,250
Juanita H. Hinshaw	2010	78,750	85,000	—	—	—	—	163,750
M. Richard Smith	2010	68,750	85,000	—	—	—	—	153,750
Alfred L. Woods	2010	125,500	147,000	—	—	—	—	272,500
_______________

(1)	Includes fees for service on Board Committees.

(2)
Represents the amount of the full award date fair value for financial reporting purposes, with respect to deferred stock units awarded on April 21, 2010, in the following amounts: 3,257 to each of Messrs. Cortinovis, Dubinsky, Gordon and Smith and Mmes. Cuskley and Hinshaw and 5,633 to Mr. Woods.  Please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on February 28, 2011, for a discussion regarding the valuation of our stock awards.  The aggregate number of deferred stock unit awards outstanding at December 31, 2010, was as follows:  Mr. Cortinovis, 29,162; Ms. Cuskley, 19,237; Mr. Dubinsky, 22,946; Mr. Gordon, 8,713; Ms. Hinshaw, 25,562; Mr. Smith, 6,832; and Mr. Woods, 50,866.

(3)
No stock options were granted in 2010.  The aggregate number of option awards outstanding at December 31, 2010, was as follows:  Mr. Cortinovis, 15,000; Mr. Dubinsky, 15,000; Ms. Hinshaw, 15,000; and Mr. Woods, 15,000.  Stock options have not been awarded to directors since Ms. Cuskley and Messrs. Gordon and Smith joined the Board.

(4)	Mr. Gordon was paid $71,750 for fees earned in 2010 and an additional $12,500 for fees earned in 2009 but inadvertently not paid until 2010.

Additional Information About Director Compensation

Each non-employee director, other than our Chairman, is compensated at a rate of $57,000 per year, plus reimbursement of related business travel expenses.  Directors are not paid meeting fees.  Mr. Woods, our Chairman, is compensated at a rate of $131,000 per year, plus reimbursement of related business travel expenses.

Non-employee directors other than Mr. Woods receive additional annual compensation for serving on Board committees as follows:

	Chair	Member
Board Committee	Compensation	Compensation
Audit Committee	$19,000	$13,000
Compensation Committee	15,000	9,000
Corporate Governance and Nominating Committee	15,000	9,000
Strategic Planning Committee	15,000	9,000

Non-employee directors also are eligible to receive grants of stock options and/or awards of deferred stock units under our 2006 Non-Employee Director Equity Incentive Plan from time to time.  During 2010, our non-employee directors (other than our Chairman) received awards of deferred stock units having a value of $85,000, and our Chairman received an award of deferred stock units having a value of $147,000.  Each award was based on the closing price of our common stock on the Nasdaq Global Select Market on the date of the award.  Awards of deferred stock units were made in 2010 to our non-employee directors in the following amounts:  3,257 to each of Messrs. Cortinovis, Dubinsky, Gordon and Smith and Mmes. Cuskley and Hinshaw; and 5,633 to Mr. Woods.  Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future, and is fully vested at award.  Following termination of the director’s service on our Board or on any other distribution date after the mandatory deferral period as the director may elect, shares of our common stock equal to the number of deferred stock units reflected in the director’s account will be distributed to the director.  Currently, pursuant to the 2006 Non-Employee Director Equity Incentive Plan, directors are required to defer distribution for at least one year.  This year, stockholders will vote to approve the 2011 Non-Employee Director Equity Plan, which will generally require that directors defer distribution for at least three years; see “Proposal 2: Approval of the 2011 Non-Employee Director Equity Plan” for further details. Our directors did not receive any options to purchase shares of our common stock in 2010.

Stock Ownership Policy with Respect to Non-Employee Directors

We have a policy with respect to required levels of stock ownership for our non-employee directors.  This policy, originally adopted by our Board on July 25, 2006, was amended and restated by our Board in February 2010 to ensure that the required stock ownership of our directors is proportional to the price of our common stock as well as our directors’ compensation for service on our Board.  Under the policy, each current non-employee director is required to beneficially own (and retain thereafter) the greater of (a) 10,000 shares of our common stock and (b) the number of shares of our common stock having a value equal to five times the amount of the non-employee director’s annual cash retainer, excluding any cash retainer paid for service on a Committee of the Board (where the number of shares is determined by dividing such value by the average closing price of our common stock for the ten trading days prior to December 31); provided, however, that for the Chairman, the amount of the annual cash retainer shall be the amount attributed to our other non-employee directors.  The required ownership amount is recalculated annually as of January 1st, based on the director’s annual cash retainer as of December 31st of the immediately preceding year.  Each non-employee director who is or was elected or appointed after the date of the original policy shall be required to beneficially own (and retain thereafter) the requisite number of shares of our common stock no later than the third anniversary of his or her election or appointment.

As of January 1, 2011, the required ownership of each of our non-employee directors was as follows:

Non-Employee Director	Date Subject to Policy	Retainer Multiplied by 5	10-Day Average Closing Price	Required Share Ownership as of January 1, 2011
Stephen P. Cortinovis	July 25, 2006	$285,000	$27.06	10,532
Stephanie A. Cuskley	July 25, 2006	285,000	27.06	10,532
John P. Dubinsky	July 25, 2006	285,000	27.06	10,532
Charles R. Gordon	July 8, 2009	285,000	27.06	10,532
Juanita H. Hinshaw	July 25, 2006	285,000	27.06	10,532
M. Richard Smith	December 15, 2009	285,000	27.06	10,532
Alfred L. Woods	July 25, 2006	285,000	27.06	10,532

As of January 1, 2011, each non-employee director (other than Messrs. Gordon and Smith) was in compliance with the stock ownership requirements of this policy.  Messrs. Gordon and Smith will have until July 8, 2012 and December 15, 2012, respectively, to fulfill their stock ownership requirements.

Executive Compensation

Compensation Discussion and Analysis

Overview of Executive Compensation Program

Our Compensation Committee is responsible for establishing our compensation philosophy and ensuring that the total compensation paid to our executive officers and certain other high-level employees is fair, reasonable and competitive.  The Committee makes recommendations to our Board regarding the adoption, amendment and rescission of our equity-based incentive compensation plans and administers our employee equity-incentive plans and long-term incentive plans for executive officers.  The Committee also reviews annually our compensation policies and practices with regard to all employees, including non-executive officers, to assess whether such policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. The Committee has determined that the Company’s current compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

In making compensation determinations for our executive officers, the Committee reviews our business goals and objectives, evaluates the performance of our executive officers in light of these goals and objectives and assesses our competitive position for executive talent against an established peer group of companies and other market data.  With the assistance of an independent executive compensation advisor and the input of our Chief Executive Officer, the Committee also considers individual factors in setting executive compensation for each of our executive officers.

Throughout this Proxy Statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2010, as well as the other individuals included in the “Summary Compensation Table” on page 32, are referred to as our “Named Officers.”

Compensation Philosophy and Objectives

Our Compensation Committee believes that the most effective compensation program is one that is designed to attract and retain top talent by providing a competitive and equitable compensation package, while aligning the interests of our executives with those of our stockholders.  The Committee believes that the best way to achieve this alignment is by rewarding the achievement of specific annual, long-term and strategic goals, with the ultimate objective of increasing stockholder value.  A significant portion of our executives’ compensation is tied to the Company’s performance as measured by a variety of factors during the fiscal year in question, including financial returns, stock price performance and efforts to position our Company for long-term success. For example, in the case of Mr. Burgess, our President and Chief Executive Officer, approximately 79% of his target annual compensation in 2010 was directly linked to the Company’s performance.

Direct compensation levels of our executive officers are generally established based on competitive benchmarking and performance factors, as well as executive specific factors, including experience, tenure with our Company, specific job duties and responsibilities and the achievement of individual performance goals.  Our Committee also believes that our compensation program should be cost-effective, therefore, it considers the tax and accounting effects when determining the elements, structure and amounts of our executive officers’ total compensation packages.

In establishing individual executive compensation, the Committee strives to ensure that:  (i) our executive compensation remains competitive relative to the compensation paid to similarly-situated executives of our peer group; (ii) our executives are compensated based on each executive’s level of responsibility and contribution to our business goals; (iii) each executive’s compensation is linked with individual goals and objectives as well as the financial performance of the entire Company; and (iv) our compensation policies enhance our business interests by encouraging innovation on the part of our executives and other key employees balanced by appropriate levels of risk taking.

Executive Compensation Process

Role of the Compensation Committee.  The Compensation Committee is responsible for determining the total compensation of our executive officers, including our Chief Executive Officer, as well as certain of our other high-level employees.  In making compensation determinations for our executive officers, the Committee reviews our goals and objectives relative to executive compensation, evaluates the performance of the executive officers in light of such goals and objectives and assesses our competitive position for executive compensation against an established peer group of companies and other market data.  For executive officers other than our Chief Executive Officer, the Committee will review and consider recommendations of our Chief Executive Officer.  The Committee also considers other factors, such as an executive’s experience, tenure with our Company and specific job duties in determining the appropriate compensation of an executive.

Role of Compensation Consultants.  The Compensation Committee periodically engages executive compensation consultants to aid the Committee in its review of total compensation paid to individuals in positions similarly situated to those of our executives, including similar positions at our peer group companies.  The data the Committee reviews may include base salary, annual bonus or incentive cash payments and long-term incentive components of pay or certain survey market data where peer data for a like position is not available.  In 2010, the Compensation Committee engaged Towers Watson (formerly Watson Wyatt) to review our peer group data.  The Compensation Committee believes that Towers Watson provided objective advice to the Compensation Committee.  Towers Watson performed executive compensation services only at the request of the Compensation Committee and did not perform any other services for the Company through requests from management.

Role of the Chief Executive Officer in Compensation Decisions.  Our Chief Executive Officer annually reviews the performance of each other executive officer and makes recommendations to the Compensation Committee regarding the specific compensation levels of those executives.  Our Chief Executive Officer and executive management then typically work together to develop performance target recommendations for presentation to and consideration by the Committee in connection with incentive compensation determinations.  In addition, executive management also recommends the incentive compensation plans for review and consideration by the Committee.

Benchmarking Target Executive Compensation

In making decisions regarding the target total compensation of our executive officers, our Compensation Committee reviews information provided by outside compensation consultants and considers, among other factors as discussed above, the relative compensation of similarly-situated employees of our peer group of companies.  In selecting a peer group, our Compensation Committee reviews companies that the Committee believes, based on certain data and recommendations of the compensation consultant, most appropriately represent our Company.  The Committee periodically reviews and updates our peer group as the Committee deems appropriate to ensure that it consists of companies that are in industries similar to ours and against which the Committee believes we compete for executive talent.

In determining compensation levels for 2010, the Committee reviewed the relative compensation of similarly-situated executive officers at the following group of companies:

• Dril-Quip, Inc.	• MasTec, Inc.
• Dycom Industries Inc.	• Matrix Service Company
• ENGlobal Corp.	• Michael Baker Corp.
• Global Industries, Ltd.	• Sterling Construction Co. Inc.
• Granite Construction Incorporated	• TEAM, Inc.
• Kennametal Inc.	• Tetra Tech, Inc.
• Layne Christensen Company	• Willbros Group, Inc.

For compensation paid to our executive officers, the Committee targets base salaries at the 50% range of peer group salaries for similarly-situated executives and total long-term incentive compensation is targeted at 75% of the range of total long-term incentive compensation at peer group companies.  The Committee believes that total compensation should be targeted between the median and 75% levels and that base salaries establish the minimum compensation upon which an executive can rely.  Annual cash and long-term incentive compensation, and therefore total compensation, can meet or fall short of the target based on the level of achievement of applicable performance requirements, thereby appropriately aligning the total compensation of our executives with the interests of our stockholders and the long-term growth of our Company.

As previously noted, the target compensation levels are only one factor in the Committee’s determination of executive compensation levels.  Actual compensation levels for executive officers may be more or less than the targeted levels based upon other factors that the Compensation Committee may consider in its discretion, including the level of responsibility and duties of the executive, individual performance, tenure and experience.

Elements and Mix of Compensation

The principal elements of compensation for our Named Officers are:

•Ÿ	base salary,
•Ÿ	annual cash incentive compensation, and
•Ÿ	long-term incentive compensation.

Base Salary.  In determining the base salary of each Named Officer, our Compensation Committee considered, among other things, the level of responsibility and duties of the executive, individual performance, tenure and experience, as well as the applicable market data, as detailed above.

The Committee reviewed peer group and survey market data regarding the competitiveness of the base salaries provided to our executives in 2010.  The Committee determined that the annual base salaries of our Named Officers for 2010 be adjusted (effective January 1, 2010) as follows:  the salary of J. Joseph Burgess, our President and Chief Executive Officer, was increased from $520,000 to $565,000; the salary of David A. Martin, our Senior Vice President and Chief Financial Officer, was increased from $286,000 to $315,000; the salary of David F. Morris, our Senior Vice President, General Counsel and Chief Administrative Officer, was increased from $338,000 to $345,000; the salary of Holly S. Sharp, our Vice President of Human Resources and Environmental, Health and Safety, was increased from $210,000 to $230,000 and the salary of Kenneth L. Young, our Vice President and Treasurer, was increased from $210,000 to $217,000.

Annual Cash Incentive Compensation.  We maintain a Management Annual Incentive Plan, as reviewed and approved by the Compensation Committee, pursuant to which our executive officers and other key employees are eligible to receive annual cash incentive awards.  Each participant in the Management Annual Incentive Plan is assigned a target incentive award goal that is expressed as a percentage of his or her base salary.  The Committee believes that this annual cash incentive plan promotes our compensation philosophy by rewarding our executives and key employees for the achievement of short-term initiatives and advances our ultimate objective of improving stockholder value.

For 2010, the Committee assigned the following target incentive award goals to the Named Officers:

Named Officer	Target % of Base Salary
J. Joseph Burgess	100%
David A. Martin	60
David F. Morris	60
Holly S. Sharp	50
Kenneth L. Young	40

In determining the annual target incentive award goals for these executives, the Committee reviewed peer group data and other survey market data and trends and considered the mix of total compensation of individuals in positions similarly situated to our executives.  Based on its review and analysis, the Committee determined that a significant portion of the total cash compensation of our executives should be tied to our Company’s annual operating results, whereby the target incentive award goals are “mid-point” targets, and the executives’ cash compensation could be higher or lower than the award goals.

For 2010, Messrs. Burgess, Martin, Morris and Young and Ms. Sharp were participants under our 2006 Executive Performance Plan.  The Committee determined, in accordance with the Plan (which qualifies awards as “performance-based” under Section 162(m) of the Internal Revenue Code – see “Section 162(m) Performance-Based Compensation” below), that the maximum amount of annual cash incentive award that could be received was $3 million.

The Management Annual Incentive Plan includes both Company performance requirements and individual participant performance requirements.  For 2010, the funding of the Management Annual Incentive Plan for the Named Officers was based on the achievement of a minimum consolidated Company net income target, subject to adjustment in accordance with the plan.  The 2010 Management Annual Incentive Plan provided that if our actual net income exceeded the target, the funding pool would be increased by one-third of the amount by which our actual net income exceeded the target.  The 2010 Management Annual Incentive Plan also provided for reduced funding of the pool if the target net income was not achieved, but our actual net income exceeded 75% of the target.  No funding would occur if less than 75% of the net income target was achieved; provided, however, that a minimum amount of $700,000 would be available for discretionary awards for extraordinary performance by individual participants as may be determined by our Chief Executive Officer at the end of the fiscal year.

For purposes of the Management Annual Incentive Plan, consolidated net income is determined from our audited financial statements for the year and is adjusted to exclude the following:

•	losses associated with the write-down of assets of a discontinued business operation or a business operation to be liquidated,
•	gains or losses on the sale of any subsidiary, business unit or division or their assets or business,
•	gains or losses on the disposition of material capital assets or the refinancing of indebtedness,
•	losses associated with the write-down of goodwill or other intangible assets due to impairment,

•	gains or losses from material property casualty events or condemnation awards,
•	other material income or loss, the realization of which is not directly attributable to current senior management,
•	any effect from a change in generally accepted accounting principles from those previously used,
•	income taxes or benefits of any of the above, and
•	any other factors deemed relevant by the Compensation Committee.

        To receive an award under the Management Annual Incentive Plan, each Named Officer must also achieve certain individual performance objectives established at the outset of the Plan year.  These individual performance objectives are generally based on the Named Officer’s position, individual goals and the strategic objectives of our Company.  Individual performance objectives are a combination of both objective (financial) and subjective (non-financial) measures.  Financial performance objectives for the Chief Executive Officer may include, for example, targets for net cash flow, return on invested capital, year end stock price, and earnings per share.  Subjective goals are usually tied to operational and strategic initiatives. The remaining Named Officers are then tasked with ensuring that their respective departments work toward the achievement of these goals, as set forth by the Compensation Committee and our Chief Executive Officer.

At the end of the Plan year, the Committee assesses the achievement of these performance objectives, and considers, separately, what role each Named Officer had, or should have had, in the achievement (or lack thereof) of these objectives.  In its assessment of the achievement of individual performance objectives, the Committee assigns no particular weighting to the various objectives nor are bonus amounts formulaically determined.  The Committee generally assesses individual performance against a number of other factors, including relative contributions to the Company’s corporate goals.  A review of each executive’s contribution is evaluated subjectively, at the discretion of the Committee.  Such subjective considerations include the Committee’s belief as to the executives’ general knowledge of the business and their respective areas of expertise, the perceived level of cooperation among the executives and their departments, the executives’ successful management of multiple job responsibilities, leadership capabilities, and level of decision making authority.  Additionally, actual award payouts are at the discretion of the Committee and the Plan may be modified, suspended or terminated at any time.  Our Committee also has final authority regarding any adjustments to consolidated net income for the purposes of the Plan.

In determining the net income target for the 2010 Management Annual Incentive Plan, the Committee considered the recommendations of executive management regarding current industry and market conditions and projections based on management’s internal market analysis and various market surveys, our 2010 business plan as approved by our Board of Directors in December 2009 and prior year operating results.  The net income target for the 2010 Management Annual Incentive Plan was $66,511,000, subject to adjustment in accordance with the Plan.  Although the target was considered to be aggressive, it was believed to be set at a level that promoted our compensation objectives.

In determining the amount of the 2010 annual bonus payments, the Committee reviewed our operating results for 2010 against the net income target, including any adjustments to net income as described above.  The 2010 annual bonus payments were reduced compared to the target individual bonus amounts due to our actual 2010 consolidated net income, which was $60,462,000, being less than the target. In addition, the Committee reviewed the individual performance of each Named Officer.  Based on such performance and considerations, the following 2010 bonus payments to our Named Officers were approved by the Committee on February 22, 2011:

Named Officer	2010 AIP Payment
J. Joseph Burgess	$500,000
David A. Martin	169,261
David F. Morris	185,381
Holly S. Sharp	60,000
Kenneth L. Young	70,000

Long-Term Incentive Compensation. In order to align further the interests of our executives with those of our stockholders over the long-term, as opposed to the short-term focus of our Management Annual Incentive Plan, and to encourage the retention of our executives, as well as reward executive actions that enhance long-term stockholder returns, the Compensation Committee provides certain long-term equity and cash-based incentives to our executives and other key employees.  In order to best achieve these objectives, each year the Committee decides on a mix of long-term incentive compensation to award based on an aspiration to provide the appropriate balance of stock price appreciation, performance and retention elements of long-term incentive compensation.  The performance vesting element of the Company’s restricted stock focuses on long-term operational performance, which creates stockholder value.  Furthermore, stock options and restricted stock awards contain time vesting provisions which are important to the retention of key executives and the Company’s emphasis on long-term stockholder returns. The value of issued but unvested long-term equity awards meaningfully encourages executives to remain with the Company as leaving the Company results in the forfeiture of unvested value of previously accumulated long-term equity awards.  Finally, long-term cash-based incentive awards focus the interests of our key executives on key measures of our financial success.

Each year, the Committee considers a number of factors when deciding on the allocation of long-term compensation, including, among other things, recommendations by the Compensation Committee’s independent compensation consultant, peer group and other survey market data regarding similarly-situated executives, the historical compensation for each Named Officer, each Named Officer’s responsibilities, business objectives, historic Company performance, current market conditions, the risks associated with compensation principally linked to stock price, and other factors that may be relevant at that point in time.

For 2010, the nominal values of the long-term incentive compensation for our Named Officers were as follows:

Named Officer	Nominal Value of 2010 Long Term Incentive Compensation
J. Joseph Burgess	$1,500,000
David A. Martin	650,000
David F. Morris	650,000
Holly S. Sharp	150,000
Kenneth L. Young	90,000

The Committee determined that the mix of the total long-term incentive compensation for Messrs. Burgess, Martin, Morris and Young and Ms. Sharp for 2010 was 50% stock options, 35% restricted stock and 15% long-term incentive cash.

Equity-Based Incentives.  Through equity awards, the Committee provides our key employees an opportunity to benefit from increases in the market price of our common stock, encourages key employees to acquire an ownership interest in our Company and aligns their interests with those of our stockholders.  The Compensation Committee made the equity-based incentive awards during its regularly scheduled February meeting, and generally limits mid-year grants to newly-hired or promoted employees.

Our 2009 Employee Equity Incentive Plan (the “2009 Plan”) provides for the granting of stock options, restricted stock, restricted stock units and other equity-based incentive awards to our key employees whose talents and special efforts are essential to the success of our Company.  In 2010, all equity awards to key employees, including our executives, were made under the 2009 Plan.

                Stock Options.  The award of stock options to our executives and certain key employees represents the high-risk and potential high-return component of our long-term incentive compensation philosophy, as the potential value of a stock option can fall to zero if the price of our common stock is lower than the exercise price when the option expires.  As detailed above, the number of stock options awarded to an executive is based primarily on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to stock options.  That target dollar value is translated into a number of shares based on the estimated economic value of the award, as determined using a binomial valuation. This valuation is based on, among other things, the Company’s then-current stock price, the relative volatility of the Company’s common stock, the Company’s dividend yield, the expected term of the option and the risk-free return rate.  Stock options are granted at a price that is equal to the fair market value of a share of our common stock on the date of grant.  Stock options granted to our key employees in the United States are granted as incentive stock options to the extent allowed under Section 422 of the Internal Revenue Code.

On February 24, 2010, the Compensation Committee granted stock options to our Named Officers as follows:

Named Officer	Options Granted
J. Joseph Burgess	81,022
David A. Martin	30,776
David F. Morris	30,776
Holly S. Sharp	7,102
Kenneth L. Young	4,261

These options had an exercise price of $22.87, the closing price of our common stock on The Nasdaq Global Select Market on the date of grant.  These options vest in one-third increments beginning on the first anniversary of the date of grant.

All outstanding stock options vest immediately upon a “change in control” of our Company, as defined in the applicable stock option agreements.

Generally, our stock options terminate seven years after the date of grant.  To the extent an option remains unexercised at the end of such seven-year period, the employee’s right to purchase shares pursuant to the option terminates.  In addition, an option will terminate upon the occurrence of certain other events.   Upon retirement, stock options terminate five years after the date of retirement, subject to the earlier expiration of the option in accordance with its seven-year term.  If an employee is terminated without cause or terminates his employment voluntarily, options terminate the earlier of 90 days after the date of termination of employment or the expiration of the option term.  If employment is terminated as a result of disability, the option will terminate the earlier of either 90 days or one year after the termination of employment, in accordance with the applicable agreement.  In the event of the death of an employee (or if an employee dies during a period in which an option remains exercisable following a termination as described above), options remain exercisable for a period of one year following the employee’s death, subject to the earlier expiration of the option term.  If employment is terminated for any other reason, options terminate immediately.

We do not back-date stock options or grant stock options or other equity awards retroactively.  All options are granted with an exercise price equal to the closing price of our common stock on The Nasdaq Global Select Market on the date of grant.

Restricted Stock.  The granting of restricted stock is specifically targeted toward the retention of our executives and key employees.  Our long-term equity-based incentives have enabled us to attract and retain key employees by encouraging their ownership in our common stock.  The award of restricted stock is also designed to assist executives in satisfying our Company’s ownership guidelines with respect to our common stock.  As detailed above, the number of shares of restricted stock awarded to an executive is based primarily on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to restricted stock.  That target dollar value is translated into a number of shares of restricted stock based on the fair value of the award, which is determined to be the closing price of our common stock on the Nasdaq Global Select Market on the date of the award.  In 2010, we discontinued our practice of determining target dollar value by discounting for the performance and service restrictions and for risk of forfeiture.

In general, restricted stock awarded to our executive officers and all key employees contains both a performance restriction and a service restriction.  The performance restriction requires the achievement of a consolidated net income target during a defined performance period, adjusted in accordance with the Management Annual Incentive Plan as discussed above.   If 100% of the restricted stock performance target is not achieved, a lesser amount of restricted stock will be performance-vested based on a straight-line sliding scale, so long as we achieve at least 75% of the performance goal.  The sliding scale is set such that the achievement of 75% of the performance goal will equal a forfeiture of 50% of the award and the failure to achieve 75% of performance goal will result in a forfeiture of the entire award.

The service restrictions on restricted stock awards lapse on the third anniversary of the date of award, unless the recipient is not an employee of our Company or any subsidiary on such date, and the awards remain subject to forfeiture until such time.  There are certain instances in which service restrictions will lapse prior to such date, and the restricted stock will vest, including immediately upon the occurrence of the recipient’s death, termination of employment as a result of disability or upon a change in control of our Company.  In addition, if we terminate a recipient’s employment without cause, the restrictions will lapse and the restricted stock awarded more than 18 months prior to termination will vest as to a percentage of the award determined by dividing the number of whole months of the recipient’s employment beginning on the date that is 18 months after the date of grant by 36.  If a recipient retires from our Company after the age of 55 and with at least 10 years of full-time service, the restrictions will lapse, and the restricted stock will vest as to a percentage of the award determined by dividing the number of months of his or her employment since the date of the award by 36.  If a recipient is terminated for cause or voluntarily terminates his employment prior to the third anniversary of the date of award, the entire performance-vested award is forfeited.

On February 24, 2010, the Compensation Committee awarded restricted stock to our Named Officers as follows:

Named Officer	Restricted Stock Awarded
J. Joseph Burgess	22,955
David A. Martin	9,947
David F. Morris	9,947
Holly S. Sharp	2,295
Kenneth L. Young	1,377

The performance period applicable to such awards was from January 1, 2010 through December 31, 2010, and the applicable net income target was $66,511,000, subject to adjustment in accordance with our Management Annual Incentive Plan.  Upon adjustment in accordance with our Management Annual Incentive Plan, and at the discretion of the Compensation Committee, it was determined that the restricted stock performance target was achieved.   The performance restriction on the 2010 awards of restricted stock to our Named Officers was therefore deemed satisfied and removed.

Cash-Based Incentives.  Long-term cash-based incentives are provided to certain of our executive officers under our 2006 Executive Performance Plan based on the level of achievement of financial and other pre-established performance criteria over a three-year performance period.  The Committee determines the participants in the 2006 Executive Performance Plan based on an executive’s level of responsibility and duties.  For these executive officers, the Committee determines certain performance targets for threshold, target and maximum incentive cash payments during a three-year performance period.  For each three-year period, the target cash incentive award is determined based on 15% of the total dollar value of the long-term incentive compensation established for each participating executive officer. In 2010, we discontinued our practice of determining target dollar value by discounting for the time value of money and the risk associated with the performance based payout range.  The Committee believes these awards focus the interests of our key executives on one or more of the key measures of our financial success as determined by the Compensation Committee over the longer term than the annual cash incentive payments.  Those key measures may include stock price, sales, return on equity, book value, expense management, earnings per share, free cash flow, net income, individual performance and business unit performance, as set forth in our 2006 Executive Performance Plan.  The payment of a long-term cash incentive award may be reduced by the Compensation Committee in its sole discretion, and the granting of such awards is subject to the discretion of the Compensation Committee.

For the three-year performance period beginning in 2010 and ending in 2012, the Committee established two performance targets based on total stockholder return (“TSR”) and cumulative earnings per diluted share (“EPS”), with the right to receive threshold, target and maximum payments subject to the achievement of the performance targets.  Performance award targets are subject to adjustment due to certain extraordinary events as determined at the discretion of the Compensation Committee.  One-half of the threshold amount (threshold equals 50% of target) would be paid if the Company achieved a three-year TSR equal to the 50th percentile of all TSRs of companies in the benchmark group (the “Benchmark Group”); one-half of the target amount would be paid if the Company achieved a three-year TSR at the 70th percentile of all TSRs of the Benchmark Group; and one-half of the maximum amount (maximum equals 200% of target) would be paid if the Company achieved a three-year TSR greater than the 90th percentile of all TSRs of the Benchmark Group. The Company must achieve a three-year TSR that is at least equal to the 50% percentile of all TSRs of the Benchmark Group to receive a payout pursuant to this first performance target. In addition, one-half of the threshold amount would also be paid if the Company achieved EPS equal to 75% of EPS target, as set by the Compensation Committee; one-half of the target amount would be paid if the Company achieved EPS equal to 85% of the EPS target; and one-half of the maximum amount would be paid if the Company achieved 100% or greater of the EPS target.

There are certain instances in which the right to receive a pro rata percentage of the performance award will occur prior to the end of the three-year performance period, including upon the occurrence of the recipient’s death, termination of employment without cause or as a result of disability, or upon a change in control of our Company.

For the 2010-2012 performance period, the Compensation Committee designated Messrs. Burgess, Martin, Morris and Young and Ms. Sharp as participants. The Committee set a target cash incentive payout of $225,000 for Mr. Burgess, $97,500 for Mr. Martin, $97,500 for Mr. Morris, $13,500 for Mr. Young and $22,500 for Ms. Sharp.

In 2008, our Compensation Committee designated Messrs. Burgess, Martin and Morris as participants for the 2008-2010 performance period and set target cash incentive payouts of $270,833 for Mr. Burgess, $104,167 for Mr. Martin and $114,583 for Mr. Morris (threshold and maximum payouts for each participant were set at one-half and two times target, respectively). The performance target for the three-year performance period was based on our achievement of an $84.6 million increase in targeted total stockholders’ equity, as adjusted, over such period. Since extraordinary and/or non-recurring items were not included in this calculation, and since we did not pay a dividend during the period, the increase in total stockholders’ equity was entirely dependent upon cumulative net income earned by us during the period. Achievement of the targeted increase would result in a payout of the target incentive awards.  The threshold and maximum awards would be paid if 75% and 125%, respectively, of the targeted increase was achieved. For the period, our actual cumulative net income (and, therefore, our increase in adjusted total stockholders’ equity) was $114.9 million, or 136% of the targeted increase, which made the participants eligible for maximum award payouts ($541,666 for Mr. Burgess, $208,334 for Mr. Martin, and $229,166 for Mr. Morris). However, the Committee, in its discretion, reduced the actual payouts for the 2008-2010 performance period by approximately 33% to $360,681, $138,723 and $152,596 for Messrs. Burgess, Martin and Morris, respectively.

Section 162(m) Performance-Based Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation to $1.0 million per year for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers, but contains an exception for performance-based compensation that satisfies certain conditions.  Our 2006 Executive Performance Plan is intended to allow us to pay performance-based compensation as defined in Section 162(m).  Under our 2006 Executive Performance Plan, our Compensation Committee designates participants in various incentive programs for each fiscal year or other period set by the Committee.  Each incentive program can have its own specific performance goals or targets and performance period.  Our Compensation Committee establishes objective performance goals based upon one or more key financial measures as discussed above.  Performance goals may be determined based on any of the measures designated in the 2006 Executive Performance Plan, individually or in combination, adjusted in the manner our Compensation Committee determines in its sole discretion.

The payment of any incentive program award under our 2006 Executive Performance Plan may be reduced by our Compensation Committee in its sole discretion, and the granting of awards is subject to the discretion of our Compensation Committee.  In addition, our Board may modify or terminate this plan at any time in its discretion.  As set forth in Proposal 3 to this Proxy Statement, we are seeking stockholder approval of the new 2011 Executive Performance Plan that is substantially similar in its terms to the 2006 Executive Performance Plan to ensure continued deductibility of performance-based compensation.

Policy on Recoupment of Incentive Compensation

Our Board of Directors has adopted a Policy on recoupment of incentive compensation providing that if during any fiscal year there occurs a material misstatement or omission of financial information in our financial statements, our Board of Directors or our Compensation Committee may, in its discretion, recoup or cancel all or part of the incentive compensation provided to any executive officer or key employee.  For the purposes of the policy, incentive compensation includes any bonus, incentive payment, equity award or other compensation, including the amount of any annual salary increase or any gains realized on the exercise of stock options or sale of shares of our common stock received as incentive compensation.  In addition to the recoupment of incentive compensation, our Board or Compensation Committee may take such other actions as it deems necessary or appropriate to address the events that gave rise to the material misstatement or omission and to prevent its recurrence.  Such actions may include, to the extent permitted by applicable law:

•Ÿ	adjusting the future compensation of the executive officer or key employee,
Ÿ•	terminating the employment of the executive officer or key employee, and
•Ÿ	pursuing other legal remedies against the executive officer or key employee.

Each executive officer or key employee who receives incentive compensation pursuant to any of our incentive compensation plans is required to acknowledge in writing his or her agreement with the policy and understanding that any incentive compensation made to him or her is conditioned upon and subject to the policy.

We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer, the Company demonstrates its commitment to strong corporate governance. This recoupment policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Stock Ownership Policy with Respect to Named Officers

We have a policy with respect to the required stock ownership levels of certain highly-compensated key employees, including our Named Officers.  The purpose of this policy is to ensure that the required stock ownership of these employees is commensurate with his or her duties and responsibilities, as measured on an annual basis.  Under the policy, each of our Named Officers is required to beneficially own, by no later than the third anniversary of the date he or she became subject to the policy (and to retain thereafter, until he or she is no longer subject to the policy), a minimum number of shares of our common stock that is equal in value to a multiple of his or her annual base salary.  The minimum share ownership amount is recalculated annually as of January 1 based on the Named Officer’s current annual base salary as of December 31 of the immediately preceding year.

The minimum number of shares is determined by dividing the base salary multiple by the average of the closing price of our common stock for the ten trading days prior to the applicable valuation date.  The multiplier used in calculating the base salary multiple is assigned to each Named Officer based on his or her responsibilities and duties and ranges from one to three times the Named Officer’s annual base salary.  As of January 1, 2011, the required share ownership of each of our Named Officers was as follows:

Named Officer	Date Subject to Policy	Salary at December 31, 2010	Salary Multiplier	10-Day Average Closing Price	Required Share Ownership as of January 1, 2011
J. Joseph Burgess	April 14, 2008	$565,000	3x	$27.06	62,639
David A. Martin	August 13, 2007	315,000	2x	27.06	23,282
David F. Morris	July 25, 2006	345,000	2x	27.06	25,499
Holly S. Sharp	January 14, 2009	230,000	1x	27.06	8,500
Kenneth L. Young	April 13, 2009	217,000	1x	27.06	8,019

To date, each of the Named Officers other than Mr. Young has fulfilled the stock ownership requirements of this policy.  Mr. Young must acquire an additional 2,883 shares by April 13, 2012 in order to fulfill his requirement.

Other Benefits

Standard Benefit Package.  We provide standard Company-sponsored benefit plans to all of our employees, including our Named Officers.  Such benefits include Company-sponsored insurance, retirement (defined contribution), severance benefits, 401(k) matching contributions, short-term disability insurance in the amount of 100% of each employee’s base salary at the time of disability for disabilities lasting for up to 90 days and long-term disability insurance in the amount of 60% of each employee’s base salary at the time of disability for disabilities lasting longer than 90 days from the time of the disability until the earlier of age 65 or the date the employee is no longer disabled.  The long-term disability benefits currently are capped at $12,500 per month. We also provide life insurance benefits in the amount of two times the employee’s salary, up to $500,000, for all of our employees (except our Chief Executive Officer who has $1.0 million in life insurance benefits).

Supplemental Benefits for Certain Executives. In addition, in order to provide a competitively attractive package to secure and retain executive officers, we supplement the standard benefit packages offered to all employees with appropriate executive benefits, as listed below.  The executive officers’ benefits packages are designed to assist the executive officers in providing for their own financial security in a manner that recognizes individual needs and preferences.

Deferred Compensation Plan.  Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees.  This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts.  Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,800 per employee for 2010).  Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices.  Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings.  Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect.  For our Named Officers, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of the Named Officer’s employment.

During 2010, Messrs. Martin and Morris deferred $875 and $88,087 of their compensation, respectively, under our nonqualified deferred compensation plan.  We contributed an additional $875 in Company-matching contributions to Mr. Martin’s account in 2010.  No Company-matching contributions were made under the plan to Mr. Morris’ account during 2010.

Other Benefits.  We provide to each of our executive officers a cellular phone with e-mail capabilities.  In addition, in 2010 we provided to Mr. Burgess $9,275 for annual club fees, and to Ms. Sharp $9,300 for a car allowance.

Compensation Committee Report

The responsibilities of our Compensation Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

•Ÿ	reviewed and discussed the Compensation Discussion and Analysis with management, and

•Ÿ	in reliance on such review and discussions, approved the inclusion of such Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

Juanita H. Hinshaw, Chair            Stephanie A. Cuskley

 John P. Dubinsky

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

*           *           *

Compensation in Last Fiscal Year

Summary Compensation Table

The following table sets forth information concerning compensation earned for the fiscal years ended December 31, 2010, 2009 and 2008, if applicable, for all persons who served as our principal executive officer or principal financial officer during 2010 and the three other most highly compensated executive officers of our Company (collectively, the “Named Officers”):
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Non-Equity Incentive Plan Compensation ($)(4)	Total ($)
J. Joseph Burgess (6) Chief Executive Officer and President	2010 2009 2008	$565,000 520,000 358,013	$ 525,000 894,036 2,267,996(7)	$855,600(8) 750,002 650,000	$860,681 565,000 500,000	$22,087 98,121 46,139	$2,828,368 2,827,159 3,822,148
David A. Martin Senior Vice President and Chief Financial Officer	2010 2009 2008	315,000 286,000 275,000	227,500 45,691 300,632	325,000 290,002 305,361(9)	307,984 295,964 218,791	11,174 9,954 10,160	1,186,658 1,227,611 1,109,944
David F. Morris Senior Vice President, General Counsel and Chief Administrative Officer	2010 2009 2008	345,000 338,000 325,000	227,500 87,408 330,696	325,000 325,002 335,900(9)	337,977 352,348 269,481	11,174 11,174 10,160	1,246,651 1,413,932 1,271,237
Holly S. Sharp (10) Vice President – Human Resources and Environmental, Health and Safety	2010 2009 2008	230,000 210,000 180,000	52,500 71,519 60,129	75,000 59,997 –	60,000 86,791 102,500	19,764 18,154 18,009	437,264 446,461 360,638
Kenneth L. Young (11) Vice President and Treasurer	2010 2009	217,000 149,040	31,500 59,580	45,000 –	70,000 56,910	9,873 5,066	373,373 270,596
____________________

(1)	Includes amounts earned but deferred at the election of the executive officer under our nonqualified deferred compensation plan.

(2)
Represents the aggregate grant date fair value of the award.  Awards of restricted stock contain a one-year performance target restriction and a three-year service restriction.  The awards are subject to forfeiture if the performance target is not met or if the Named Officer’s employment terminates prior to the end of the three-year service period.  The performance targets in connection with the 2008, 2009 and 2010 awards were deemed met, and the performance restrictions were removed for those awards.  For a discussion regarding the valuation of our stock awards for financial statement reporting purposes, please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 28, 2011.

(3)
Represents the aggregate grant date fair value of the award.  For a discussion regarding the valuation of our option awards for financial statement reporting purposes, please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 28, 2011.

(4)
Represents bonuses awarded under our Management Annual Incentive Plan.  The 2010 amounts also include cash payments under our 2006 Executive Performance Plan in connection with long-term incentive cash awards for the performance period of January 1, 2008 through December 31, 2010 for Messrs. Burgess, Martin and Morris of $360,681, $138,723 and $152,596, respectively.  The 2009 amounts also include cash payments under our 2006 Executive Performance Plan in connection with long-term incentive cash awards for the performance period of January 1, 2007 through December 31, 2009 for Messrs. Martin and Morris of $118,662 and $142,808, respectively.  The 2008 amounts include additional one-time bonus payments of $125,000 to Mr. Burgess, $50,000 to Mr. Martin, $50,000 to Mr. Morris and $25,000 to Ms. Sharp in connection with certain extraordinary events and transactions including the successful conclusion of a proxy contest, negotiations and diligence in connection with two material acquisitions, preparations in connection with a publicly underwritten equity offering and negotiation of a new credit facility.  With respect to Mr. Morris, 2008 also includes a $20,000 cash payment under our 2006 Executive Performance Plan in connection with his long-term incentive cash award for the performance period of January 1, 2006 through December 31, 2008.

(5)
Represents the following amounts paid or accrued in 2010:  Mr. Burgess, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan, $3,012 in term life insurance premiums and $9,275 in club fees; Mr. Martin, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan and nonqualified deferred compensation plan and $1,374 in term life insurance premiums; Mr. Morris, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan and $1,374 in term life insurance premiums; Ms. Sharp, $9,200 in employee-matching contributions under our 401(k) Profit Sharing Plan, $1,264 in term life insurance premiums and $9,300 in car allowance; and Mr. Young, $8,680 in employer-matching contributions under our 401(k) Profit Sharing Plan and $1,193 in term life insurance premiums.

(6)	Mr. Burgess joined our Company on April 14, 2008.

(7)
Includes a one-time award of restricted stock having an aggregate grant date fair value of $1,500,000 in connection with Mr. Burgess’ appointment as our President and Chief Executive Officer on April 14, 2008.  Such award will vest on April 14, 2013, provided that Mr. Burgess’ employment continues through such date.

(8)	Includes a one-time special award of 10,000 stock options having an aggregate grant date fair value of $105,600.

(9)	Includes 10,565 stock options surrendered by Mr. Martin and 11,622 stock options surrendered by Mr. Morris in 2008, having aggregate grant date fair values of $55,361 and $60,899, respectively.

(10)	Ms. Sharp was promoted to Vice President – Human Resources and Environmental, Health and Safety on June 11, 2008.

(11)	Mr. Young joined our Company on April 13, 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2010 for our Named Officers:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)

J. Joseph Burgess	2/24/2010	—	—	—	—	22,955	—	—	—	—	$525,000
	2/24/2010	—	—	—	—	—	—	—	81,022	$22.87	855,600
	2/24/2010	$112,500	$225,000	$450,000

David A. Martin	2/24/2010	—	—	—	—	9,947	—	—	—	—	227,500
	2/24/2010	—	—	—	—	—	—	—	30,776	22.87	325,000
	2/24/2010	48,750	97,500	195,000

David F. Morris	2/24/2010	—	—	—	—	9,947	—	—	—	—	227,500
	2/24/2010	—	—	—	—	—	—	—	30,776	22.87	325,000
	2/24/2010	48,750	97,500	195,000

Holly S. Sharp	2/24/2010	—	—	—	—	2,295	—	—	—	—	52,500
	2/24/2010	—	—	—	—	—	—	—	7,102	22.87	75,000
	2/24/2010	11,250	22,500	45,000

Kenneth L. Young	2/24/2010	—	—	—	—	1,377	—	—	—	—	31,500
	2/24/2010	—	—	—	—	—	—	—	4,261	22.87	45,000
	2/24/2010	6,750	13,500	27,000

_______________

(1)
Represents estimated future payouts under our Long-Term Incentive Plan for the 2010 – 2012 performance period.  The target amount is earned if performance targets are achieved.  Any awards earned under our Long-Term Incentive Plan for the 2010 – 2012 performance period would be paid in 2013.

(2)
Represents the number of shares of restricted stock awarded in 2010.  Since the performance targets were deemed met, and the performance restrictions were removed, these shares of restricted stock will fully vest on February 24, 2013, provided that employment continues through such date.

(3)
Represents the grant date fair value of $22.87 per share for the restricted stock awards and $10.56 per share for the stock option grants to our Named Officers on February 24, 2010.  Please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on February 28, 2011, for a discussion regarding the valuation of our stock and option awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards, as of the fiscal year ended December 31, 2010, held by our Named Officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)

J. Joseph Burgess	78,931	39,466	—	$14.55	4/14/15	—	—	—	—
	42,373	84,746	—	12.84	3/2/16	—	—	—	—
	—	81,022	—	22.87	2/24/17	—	—	—	—
	—	—	—	—	—	248,460	$6,586,675	—	—

David A. Martin	2,750	—	—	29.06	3/19/11	—	—	—	—
	4,353	—	—	23.92	2/25/12	—	—	—	—
	3,750	—	—	16.26(3)	5/25/11	—	—	—	—
	1,250	—	—	15.50	5/25/11	—	—	—	—
	4,500	—	—	14.65	5/5/12	—	—	—	—
	4,000	—	—	19.41	1/5/13	—	—	—	—
	53,106	—	—	15.77	1/11/14	—	—	—	—
	33,567	14,143	—	12.97	1/29/15	—	—	—	—
	16,384	32,769	—	12.84	3/2/16	—	—	—	—
	—	30,776	—	22.87	2/24/17
	—	—	—	—	—	60,049	1,591,899	—	—

David F. Morris	13,500	—	—	14.65	5/5/12	—	—	—	—
	20,100	—	—	19.41	1/5/13	—	—	—	—
	14,451	—	—	15.77	1/11/14	—	—	—	—
	36,924	15,557	—	12.97	1/29/15	—	—	—	—
	18,361	36,724	—	12.84	3/2/16	—	—	—	—
	—	30,776		22.87	2/24/17
	—	—	—	—	—	65,616	1,739,480	—	—

Holly S. Sharp	1,800	—	—	19.41	1/5/13	—	—	—	—
	1,456	—	—	25.60	1/11/14	—	—	—	—
	3,389	6,780	—	12.84	3/2/16	—	—	—	—
	—	7,102	—	22.87	2/24/17	—	—	—	—
	—	—	—	—	—	12,501	331,402	—	—

Kenneth L. Young	—	4,261	—	22.87	2/24/17	—	—	—	—
	—	—	—	—	—	5,136	136,155	—	—
                 _______________

(1)
Represents the number of shares of restricted stock awarded as follows:  Mr. Burgess, 22,955 shares on February 24, 2010; 69,629 shares on March 2, 2009 and 103,092 and 52,784 shares on April 14, 2008; Mr. Martin, 9,947 shares on February 24, 2010, 26,923 shares on March 2, 2009 and 23,179 shares on January 29, 2008;  Mr. Morris,  9,947 shares on February 24, 2010, 30,172 shares on March 2, 2009 and 25,497 shares on January 29, 2008; Ms. Sharp, 2,295 shares on February 24, 2010, 5,570 shares on March 2, 2009 and 4,636 shares on January 29, 2008; and Mr. Young 1,377 shares on February 24, 2010 and 3,759 shares on April 13, 2009.  Since the performance targets were met, and the performance restrictions were removed, the awards of restricted stock fully vest on the third anniversary of the date of award; provided, however, that in each case employment continues through such date.

(2)	Represents the value of shares of restricted stock calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2010 ($26.51 per share).

(3)
Effective December 29, 2006, the exercise price with respect to 3,750 options granted to Mr. Martin on May 25, 2004 was increased from $15.50 to $16.26 in order to avoid a 20% excise tax at exercise of the options under Section 409A of the Internal Revenue Code of 1986, as amended.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our Named Officers and the vesting of stock awards previously granted to our Named Officers during the fiscal year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Joseph Burgess	—	—	—	—
David A. Martin	2,750	$35,785	9,840	$221,006
David F. Morris	—	—	8,091	181,724
Holly S. Sharp	—	—	—	—
Kenneth L. Young	—	—	—	—
  _______________

(1)	Reflects the difference between the market price on the date of exercise, March 2, 2010, and the exercise price of $12.50.

(2)
 Reflects the number of shares vesting multiplied by the market price on the date of the lapse of time-based restrictions pursuant to the terms of grant under our 2006 Employee Equity Incentive Plan for 2007 restricted stock unit awards.

Nonqualified Deferred Compensation

The following table sets forth information concerning contributions, earnings and balances under our nonqualified deferred contribution plan for our Named Officers:

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Joseph Burgess	—	—	—	—	—
David A. Martin	$ 875	$ 875	$ 9,962	—	$ 58,148
David F. Morris	88,087	—	42,767	—	263,934
Holly S. Sharp	—	—	—	—	—
Kenneth L. Young	—	—	—	—	—
   _______________

(1)	Named Officer and registrant contributions also are reported in the “Salary” and “Other Compensation” columns, respectively, of the Summary Compensation Table.

(2)	Amounts credited do not constitute above-market earnings.

Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees.  This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts.  Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,800 per employee for 2010).  Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.  In connection with this plan, the Company established a Rabbi Trust regarding the Company’s promise to pay deferred compensation account balances contributed by participants in the plan. This trust becomes fully funded upon a change in control.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices.  Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings.  Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect.  For Named Officers, however, no payments may be made from his or her account balance until a date that is at least six months following the date of termination of the Named Officer’s employment.

During 2010, Messrs. Martin and Morris deferred $875 and $88,087 of their compensation, respectively, under our nonqualified deferred compensation plan.  We contributed an additional $875 in Company-matching contributions to Mr. Martin’s account in 2010.  No Company-matching contributions were made under the plan to Mr. Morris’ account during 2010.

Severance, Change in Control and Termination

Severance. Effective March 1, 2008, we adopted a Severance Policy that would provide for severance payments to Named Officers (except for Mr. Burgess while subject to his current employment letter) at the rate of twelve weeks of base salary, plus two additional weeks of base salary for each full year of continuous service time with our Company; provided, however, that our Named Officers would not receive less than twelve nor more than 42 weeks of base salary.  This Severance Policy would apply where a Named Officer in good standing with our Company is involuntarily terminated without cause, the Named Officer completed a minimum of six months continuous service time and the termination was not due to a violation of our Code of Conduct. Under his employment letter, Mr. Burgess would receive severance benefits equal to 12 months of his current base salary and 12 months of the monthly cost of medical and dental insurance then provided by us.  The payments are in lieu of payments that would have been due Mr. Burgess under the Severance Policy.  Any severance payments made pursuant to Mr. Burgess’ employment letter are conditioned upon certain representations, warranties, covenants and agreements to be made by Mr. Burgess, including, but not limited to, a release of all claims and covenants of confidentiality, non-solicitation and non-competition.

The following table shows the cash severance payments due to each Named Officer pursuant to the Severance Policy (or, in Mr. Burgess’ case, his employment letter):

Named Officer	Salary ($)	Other ($)(1)
J. Joseph Burgess	$565,000	$18,882
David A. Martin	254,423	10,000
David F. Morris	159,231	10,000
Holly S. Sharp	106,154	10,000
Kenneth L. Young	58,423	10,000
Total	$1,143,231	$58,882
               _______________

(1)	All Named Officers would be entitled to $10,000 in outplacement services. Mr. Burgess also would receive $8,882 for medical and dental costs for 12 months.

Change in Control and Termination.

Equity-Based Incentives. The award agreements in connection with our stock option and restricted stock awards granted to our key employees provide that upon a change in control of our Company, all outstanding unvested equity awards will immediately vest. We believe this immediate vesting of equity awards correctly aligns the interests of management and our stockholders, and also provides the Company with an effective and viable retention mechanism that incentivizes our executives and key employees to remain with the Company prior to the consummation of such change in control.

     Immediate vesting upon a change in control also provides recipients of such awards the same opportunities as our other stockholders to participate in any price appreciation of our stock associated with a change in control.

         In addition, if we were to terminate any Named Officer’s employment without cause, the service restrictions on any restricted stock awarded more than 18 months prior to such termination would vest as to a percentage of the award determined by dividing i) the number of whole months of the Named Officer’s employment beginning on the date of the award through the date of termination (provided that the number of whole months is at least 18) by ii) 36.

 Long-Term Cash Incentives.  Certain of our Named Officers have received long-term cash performance awards under our 2006 Executive Performance Plan. The award agreements in connection with these cash awards for the 2010-2012 performance period provide for the payment of a pro rata portion of such awards under certain circumstances where the Named Officer is either terminated without cause or upon a change in control of our Company with the pro rata portion of the award based upon the number of full months that the Named Officer was employed during the performance period prior to the change in control divided by 36.  The award agreements in connection with these cash awards for the 2009-2011 performance period provide for such payments upon a termination without cause or by the employee for good reason following a change in control.

 Summary Tables.  The following tables quantify the amount of compensation that would have been received by our Named Officers if a change in control event or certain terminations occurred as of December 31, 2010.  In the case of acceleration of unvested restricted stock, the amount shown is based upon the closing price of $26.51 per share for our common stock as of December 31, 2010 and for stock options, the value is reduced by the exercise price. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Officers, which would only be known at the time that they become eligible for payment.

 The following table illustrates the potential value of unvested equity and long-term cash performance awards that would be received by our Named Officers upon the occurrence of a change in control event:

Named Officer	Estimated Value of Unvested Restricted Stock(1)	Estimated Value of Unvested Stock Options(2)	2010 – 2012 LTIP Performance Cash Award (3)
J. Joseph Burgess	$6,586,675	$1,925,411	$151,875
David A. Martin	1,591,899	751,473	65,813
David F. Morris	1,739,480	824,684	65,813
Holly S. Sharp	331,402	118,534	15,188
Kenneth L. Young	136,155	15,510	9,113
         _______________

(1)
The number of shares of unvested restricted stock immediately vesting for each Named Officer is as follows: J. Joseph Burgess, 248,460; David A. Martin, 60,049; David F. Morris, 65,616; Holly S. Sharp, 12,501; and Kenneth L. Young, 5,136.

(2)
The number of outstanding unvested stock options becoming immediately exercisable for each Named Officer is as follows: J. Joseph Burgess, 205,234; David A. Martin, 77,688; David F. Morris, 83,057; Holly S. Sharp, 13,882; and Kenneth L. Young, 4,261.

(3)
The amount owed as of January 1, 2011 would be equal to one-third of i) each Named Officer’s Total Stockholder Return (“TSR”) Performance Award as determined by comparing the Company’s TSR as of January 1, 2011 to the total stockholder returns of the companies in the benchmark group and ii) the Company’s cumulative diluted earnings per share through January 1, 2011 as compared to one-third of the cumulative diluted earnings per share amount target for the three-year performance period.

The following table illustrates the potential value of unvested restricted stock awards and long-term cash performance awards that would be received by our Named Officers upon a termination without cause or upon certain terminations following a change in control event:

Named Officer	Estimated Value of Unvested Restricted Stock(1)	2009 – 2011 LTIP Performance Cash Award (2)	2010 – 2012 LTIP Performance Cash Award (3)
J. Joseph Burgess	$3,778,152(4)	$206,897	$151,875
David A. Martin	1,013,742	80,000	65,813
David F. Morris	1,123,732	89,655	65,813
Holly S. Sharp	205,612	16,552	15,188
Kenneth L. Young(5)	55,353	—	9,113
                     _______________

(1)
The number of shares of unvested restricted stock immediately vesting for each Named Officer is as follows: J. Joseph Burgess, 142,518; David A. Martin, 38,240; David F. Morris, 42,389; Holly S. Sharp, 7,756; and Kenneth L. Young, 2,088.

(2)
These payments would only be made upon certain terminations on or following a change in control.  The amount owed as of January 1, 2011 would be equal to two-thirds of the target long-term performance cash award for the 2009 – 2011 performance period.

(3)
The amount owed as of January 1, 2011 would be equal to one-third of i) each Named Officer’s Total Stockholder Return (“TSR”) Performance Award as determined by comparing the Company’s TSR as of January 1, 2011 to the total stockholder returns of the companies in the benchmark group and ii) the Company’s cumulative diluted earnings per share through January 1, 2011 as compared to one-third of the cumulative diluted earnings per share amount target for the three-year performance period.

(4)
The award agreement pursuant to which Mr. Burgess was awarded 103,092 shares of restricted stock on April 14, 2008 provides that the service restrictions lapse as to that percentage of the award determined by dividing i) the whole number of months of Mr. Burgess’ employment beginning on the date of the award through his date of termination (provided that the whole number of months is at least 30) by ii) 60.  The terms pursuant to which he was awarded his other restricted stock grants are the same as our other Named Officers.

(5)	Mr. Young was not a participant for the 2009 – 2011 performance period.

Information Concerning Certain Stockholders

The table below sets forth certain information as of March 1, 2011 with respect to the number of shares of our common stock owned by:

•	each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation,”
•	each of our directors,
•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and
•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock (%)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	3,251,060(3)	8.25%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,062,249(4)	7.77
Invesco Ltd. 1555 Peachtree Street NE Atlanta, Georgia 30309	3,017,139(5)	7.66
J. Joseph Burgess	498,348(6)	1.26
Stephen P. Cortinovis	62,162(8)	— (7)
Stephanie A. Cuskley	23,396(9)	— (7)
John P. Dubinsky	54,314(10)	— (7)
Charles R. Gordon	8,713(11)	— (7)
Juanita H. Hinshaw	46,162(12)	— (7)
David A. Martin	242,925(13)	— (7)
David F. Morris	245,374(14)	— (7)
Holly S. Sharp	27,878(15)	— (7)
M. Richard Smith	6,832(16)	— (7)
Alfred L. Woods	102,953(17)	— (7)
Kenneth L. Young	6,320(18)	— (7)
Directors and executive officers as a group (13 persons)	1,332,996(19)	3.38
          __________

(1)	The address for each of our directors and executive officers is 17988 Edison Avenue, Chesterfield, Missouri 63005.

(2)
Except as otherwise indicated, as of March 1, 2011, all shares are owned with sole voting and investment power.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire on or within 60 days after March 1, 2011, including through the exercise of stock options and in connection with deferred stock units.  References to stock options in the footnotes to this table include only those options that are or will become exercisable within 60 days after March 1, 2011.  A director would only receive shares of common stock in connection with deferred stock units within 60 days after March 1, 2011 if the director’s service on the board terminated during that time period or pursuant to a pre-determined distribution election.  Also included are shares of restricted stock, over which the individual has voting power, but no investment power.

(3)
The information provided herein is based on Amendment No. 17 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 10, 2011.  The information in Amendment No. 17 to Schedule 13G indicates that, at December 31, 2010, T. Rowe Price Associates, Inc. had sole voting power with respect to 993,410 shares of our common stock and sole dispositive power with respect to 3,251,060 shares of our common stock.  These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(4)
The information provided herein is based on Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 4, 2011.  The information in Amendment No. 1 to Schedule 13G indicates that, at December 31, 2010, BlackRock, Inc. was the beneficial owner of 3,062,249 shares and has sole voting power and sole dispositive power with respect to all 3,062,249 of these shares.

(5)
The information provided herein is based on a Schedule 13G filed by Invesco Ltd. with the Securities and Exchange Commission on February 11, 2011. The information in the Schedule 13G indicates that, at December 31, 2010, the following entities possessed sole power to vote, and the sole power to direct the disposition of, the respective amount of shares that follow: Invesco Advisers, Inc. − 1,357,410; Invesco PowerShares Capital Management − 1,419,729; and Invesco Trimark Ltd. − 240,000.

(6)	Represents options to purchase 230,151 shares of stock and 268,197 shares of restricted stock.

(7)	Less than one percent.

(8)	Represents 19,308 shares of common stock, options to purchase 15,000 shares of stock and 27,854 deferred stock units.

(9)	Represents 4,159 shares of common stock and 19,237 deferred stock units.

(10)	Represents 16,368 shares of common stock, options to purchase 15,000 shares of stock and 22,946 deferred stock units.

(11)	Represents 8,713 deferred stock units.

(12)	Represents 5,600 shares of common stock, options to purchase 15,000 shares of stock and 25,562 deferred stock units.

(13)	Represents 34,514 shares of common stock, options to purchase 162,988 shares of stock and 45,423 shares of restricted stock.

(14)	Represents 49,188 shares of common stock, options to purchase 147,514 shares of stock and 48,672 shares of restricted stock.

(15)	Represents 5,636 shares of common stock, options to purchase 12,403 shares of stock and 9,839 shares of restricted stock.

(16)	Represents 6,832 deferred stock units.

(17)	Represents 37,087 shares of common stock, options to purchase 15,000 shares of stock and 50,866 deferred stock units.

(18)	Represents 6,320 shares of restricted stock.

(19)	Includes options to purchase 613,056 shares of stock, 386,070 shares of restricted stock and 162,010 deferred stock units.

Related-Party Transactions

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all transactions of our Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000.  It is our policy that executive management notify our Audit Committee of any transaction that may be deemed a related-party transaction.  Upon such a notification, the Audit Committee will meet to review the terms of such a transaction and make any necessary determinations.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which we, or any of our directors, officers or employees, may have a direct or indirect material interest.  Our Code of Conduct, which may be found on our website at www.insituform.com under “Investors — Corporate Governance,” prohibits our directors, officers and employees from engaging in specified activities without prior approval of management or our Board or Audit Committee, as appropriate.  Activities that may constitute a conflict of interest with our Company and require prior approval include: (i) investing in or being an officer or employee of one of our customers, suppliers, subcontractors or competitors; (ii) having a business interest in a company competing with or doing business with our Company; (iii) receiving any benefit, either direct or indirect, from the investment in or association with a company that our Company may have otherwise received; and (iv) engaging in a transaction with our Company personally or through an affiliate.

Additionally, we require each of our directors and officers to complete a comprehensive questionnaire each year that, among other things, identifies any transactions or potential transactions with us in which the director or officer, or a family member or associated entity, has any interest, financial or otherwise.  Our directors and officers are also required to update their information if there are changes throughout the year.

We believe that these policies and procedures ensure that all related-party transactions are appropriately reviewed and, if required, disclosed pursuant to the rules of the Securities and Exchange Commission.

For 2010, we had no related-party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, based solely upon a review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934 and written representations that no other reports were required to be filed, we believe that during 2010 all filing requirements applicable to our directors and officers under Section 16(a) were satisfied, and all such reports were timely filed.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,976,416	$17.61	2,022,872
Equity compensation plans not approved by security holders (2)	274,273	14.55	—
Total	2,250,689	$17.24	2,022,872
    _______________

(1)
The number of securities to be issued upon exercise of granted/awarded options, warrants and rights includes 1,080,119 stock options, 732,979 stock awards and 163,318 deferred and restricted stock units outstanding at December 31, 2010.

(2)
On April 14, 2008, we granted J. Joseph Burgess a non-qualified stock option to purchase 118,397 shares of our  common stock, a performance-based award of 52,784 shares of restricted stock and a one-time award of 103,092 shares of restricted stock in connection with his appointment as our President and Chief Executive Officer. These awards were issued as “inducement grants” under the rules of the Nasdaq Global Select Market and, as such, were not issued pursuant to our 2006 Employee Equity Incentive Plan.

Proposal 2:  Approval of the 2011 Non-Employee Director Equity Plan

Our Board of Directors has adopted, subject to stockholder approval, the 2011 Non-Employee Director Equity Plan (the “2011 Director Plan”).  If the 2011 Director Plan is approved by stockholders, our Board of Directors intends to terminate the 2006 Non-Employee Director Equity Incentive Plan (the “2006 Director Plan”), which would otherwise expire on April 27, 2016, and cancel the authority to grant new awards under the 2006 Director Plan. There are currently approximately 34,260 shares which are authorized for issuance, and not otherwise subject to an outstanding award, under the 2006 Director Plan.  Non-employee directors may receive grants of deferred stock units under our 2006 Director Plan at the Board’s April meeting as part of their annual compensation package.  Upon effectiveness of the 2011 Director Plan, any remaining shares will no longer be available for future awards.

The complete text of the 2011 Director Plan is attached as Appendix A.  The following summary of the plan is subject to the provisions contained in the complete text of the plan.

Description of the 2011 Director Plan

Administration.  The 2011 Director Plan will be administered by our Board of Directors.  Our Board of Directors will have exclusive authority to interpret and administer the plan, to establish, amend and rescind any rules and regulations relating to the plan and to take all steps and make all determinations necessary or advisable for the administration of the plan.

Eligibility. All of our directors who are not employed by us or any of our subsidiaries or affiliates will be eligible to participate.

Shares Subject to the Plan. An aggregate of 250,000 shares of our common stock is being authorized for issuance under the 2011 Director Plan, subject to adjustment in the event of any subsequent change in the number of issued shares of our common stock without new consideration, such as in a stock dividend, stock split or similar issuance.  Shares underlying options or stock units that are settled in cash shall be added back to the number of shares that shall be available for subsequent issuance under the 2011 Director Plan.

Types of Awards.  Non-qualified stock options and stock units may be granted.

Non-Qualified Stock Options.  Non-qualified stock options are non-statutory options to purchase shares of our common stock that are not intended to qualify under Section 422 of the federal tax code.  Upon the exercise of a non-qualified stock option, shares of our common stock may be purchased at the price established on the date of grant, which is the fair market value or greater on the date of grant, as determined by our Board of Directors in its sole discretion.  Our Board of Directors will determine the terms and conditions of any stock options and the periods during which the stock options will be exercisable; provided, however, that in no case will the term exceed ten years and in no case will such stock options be exercisable prior to the third anniversary of the date of grant, except in the case of the death or retirement of the director.

Stock Units.  Stock units represent the right to receive shares of our common stock at a time or upon terms designated in the award agreement; provided, however, that in no case shall the shares underlying the stock units be issuable prior to the third anniversary of the date of grant, except in case of death or retirement of the director.  Our Board of Directors may in its discretion provide in the award agreement that the holder will be entitled to payments in cash or adjustments in the number of stock units equivalent in value to the dividends on our common stock as if the stock units were shares of common stock at our dividend payment dates. If a director elects to receive stock units in lieu of his annual cash compensation due for board and/or committee service, the shares underlying these stock units are issuable upon the later of (i) one-year anniversary of the date of such grant and (ii) the date of election made by the director.

             Change in Control. Upon a change in control, all non-qualified stock options shall become immediately exercisable and all shares underlying the stock units shall become immediately issuable.

No Rights as a Stockholder.   Except for dividend equivalent payments that may be applicable to stock units, holders of stock options or stock units will not have any rights as a stockholder on the basis of the awards.

Effective Date, Amendments and Duration. The 2011 Director Plan will be effective the day after it receives approval of our stockholders at the 2011 Annual Meeting.

Our Board of Directors may amend or modify the 2011 Director Plan at any time except an amendment or modification (i) changing eligibility requirements under the plan, (ii) increasing the number of shares of common stock that may be issued under the plan, (iii) increasing the amount or type of benefits that may be granted under the plan, (iv) effecting a “repricing” of any stock options or other benefits granted under the plan, which requires the prior approval of our stockholders. Our Board may not reduce the amount or change the terms and conditions of any outstanding option or stock unit without the holder’s prior consent.

The 2011 Director Plan will be effective for a period of ten years from the effective date unless our Board of Directors terminates the plan earlier.

Federal Tax Consequences

No income will be realized upon grant by the holders of non-qualified stock options or stock units, and we will not be entitled to a deduction at such time.

Upon the exercise of a non-qualified stock option, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

A holder will realize income as a result of an award of stock units in an amount equal to the fair market value of such shares at the date of issuance at the time shares of common stock are issued. We will be entitled to a corresponding deduction equal to the income realized in the year that the shares are issued.

The tax consequences to the holder of an award described above assume that, to the extent any award under the plan is subject to the requirements of Section 409A of the federal tax code, such award will comply with that section.  In the event any such award that is subject to Section 409A was determined not to be in compliance with the section, the holder could be subject to earlier taxation, a penalty tax of 20% of the amount includible in gross income, and interest on federal income taxes that would have been payable if the amount were taxable when first deferred.

New Plan Benefits

Currently, our seven non-employee directors will be eligible to participate in the 2011 Director Plan.  Awards will be granted under the plan in the discretion of our Board of Directors and may vary year to year.  Thus, the amount of stock options and/or stock units to be granted under the plan is not determinable as of the date of this Proxy Statement.  However, please see “Director Compensation” on page 15 of this Proxy Statement for an example of awards that would have been granted under the plan had it been in effect during 2010.

The fair market value per share of our common stock for all purposes under the plan will be the closing selling price per share on The Nasdaq Global Select Market on the award date.  On March 1, 2011, the fair market value per share of our common stock was $25.14.

Required Vote for Approval

The required vote for approval of the 2011 Director Plan is the affirmative vote of a majority of the shares of common stock cast on this proposal at our 2011 Annual Meeting of Stockholders.

Our Board of Directors recommends a vote “For” the approval of the 2011 Non-Employee Director Equity Plan.

Proposal 3:  Approval of the 2011 Executive Performance Plan

Under Section 162(m) of the federal tax code, the amount of our deduction for a fiscal year relating to compensation for certain executive officers is limited to $1.0 million unless that compensation satisfies the conditions in Section 162(m) for “performance-based” compensation. One of these conditions is stockholder approval at least every five years of the material terms of the performance goals under which compensation is based. Our 2006 Executive Performance Plan, which currently sets forth the criteria used by our Board or Compensation Committee to set goals for performance-based compensation, was last approved by our stockholders at the 2006 annual meeting.  The 2011 Executive Performance Plan (the “Performance Plan”) is being submitted to the stockholders at our 2011 annual meeting to allow continued compliance with Section 162(m) and, upon approval, it will replace the 2006 Executive Performance Plan. The terms of the Performance Plan are substantially similar to the terms of the 2006 Executive Performance Plan as currently in effect.

Our Board of Directors believes that approval of the Performance Plan advances the interest of our Company and stockholders by providing for the payment of incentive compensation that will meet the Section 162(m) requirements for performance-based compensation thereby assuring that the compensation paid or issued will be fully deductible by us for federal tax purposes.

The following description of the material features of the Performance Plan is a summary and is qualified in its entirety by reference to the Performance Plan, a copy of which is attached to this Proxy Statement as Appendix B.

If our stockholders do not approve the Performance Plan, no additional awards will be issued pursuant to the 2006 Executive Performance Plan. The Board of Directors may pay bonuses for 2011 pursuant to another plan, but any such bonuses, together with all other compensation, paid would be subject to the $1.0 million limit on deductibility.

Summary Description of the Performance Plan

        Administration of the Performance Plan. Our Compensation Committee shall have full discretionary power to administer and interpret the Performance Plan and to establish rules for its administration.  In making any determinations under or referred to in the Performance Plan, our Compensation Committee shall be entitled to rely on opinions, reports or statements of employees of our Company and its affiliates and of counsel, public accountants and other professional or expert persons.

                Effective Date.  The Performance Plan shall become effective upon stockholder approval.

                Eligibility of Performance Plan Participants.  The number of eligible participants in the Performance Plan will vary from year to year at the discretion of our Compensation Committee.  It is expected that approximately six employees will be eligible to receive incentive compensation under the Performance Plan for 2011. Our Compensation Committee reserves the right to withdraw approval of an employee’s participation at any time.

                Performance Criteria.  Our Compensation Committee may grant performance awards in its discretion.  A performance award is an award that is subject to the attainment of one or more performance goals during a specified performance period.  A performance period shall be at least one year, as designated by our Compensation Committee. Our Compensation Committee shall establish objective performance goals in writing not later than 90 days after the beginning of each performance period.  The performance goals will be based on one or more of the following business criteria, individually or in combination, adjusted in such manner as our Compensation Committee shall determine in its sole discretion:

•Ÿ	Stock price,
Ÿ•	Sales,
•Ÿ	Total stockholder return,
•Ÿ	Return on equity,
•Ÿ	Book value,
•Ÿ	Expense management,
•Ÿ	Earnings per share,
•Ÿ	Free cash flow,
•Ÿ	Net income,
•Ÿ	Return on assets,
•Ÿ	Individual performance, and
•Ÿ	Business unit performance.

The payment of any award under the Performance Plan may be reduced by our Compensation Committee in its sole discretion based upon such factors as our Compensation Committee shall determine.  Our Compensation Committee shall have the power to impose such other restrictions on awards as it may deem necessary or appropriate to ensure that such awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Federal Tax Code.

Maximum Performance Plan Award. The maximum award amount payable to a plan participant for the 2011 Performance Period shall be $5.0 million. Thereafter, the maximum award amount for each subsequent performance period shall be increased by 10% over the maximum award amount for the immediately preceding performance period.

Performance Plan Benefits.  Because the performance award amounts payable under the Performance Plan are subject to the satisfaction of the performance targets and are discretionary in nature, it cannot be determined at this time what amounts, if any, will be received by participants under the Performance Plan with respect to the 2011 Performance Period. However, please see the “Grants of Plan-Based Awards” table on page 33 of this Proxy Statement for an example of awards that would have been granted under the plan had it been in effect during 2010.

Modification or Termination of the Performance Plan.  Our Board may modify or terminate the Performance Plan at any time, effective at such date as our Board may determine.

Required Vote for Approval

This Performance Plan shall be subject to approval by the affirmative vote of a majority of the shares of our common stock cast on this proposal at our 2011 Annual Meeting of Stockholders, and such stockholder approval shall be a condition to the right of a participant to receive any award hereunder.

Our Board of Directors recommends a vote “For” the approval of the 2011 Executive Performance Plan.

Proposal 4:  Advisory Vote on Executive Compensation

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation and Discussion Analysis section (“CD&A”), compensation tables and accompanying narrative disclosures).  Item 402 of Regulation S-K of the Securities Exchange Commission sets forth what companies must include in their CD&A and compensation tables.  As required by recently adopted amendments to Section 14A of the Securities Exchange Act of 1934, this is an advisory vote, which means that our Board will consider our stockholders’ vote on this proposal when making future compensation decisions for our Named Officers.

As discussed in the CD&A, our Compensation Committee, with assistance from its independent consultant, has structured our compensation program to emphasize pay for performance. The compensation opportunities provided to our Named Officers, as well as our other executives, are highly dependent on our and each individual’s performance, which in turn drives the enhancement of stockholder value. Our Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve our corporate objectives and to align with the interests of our long-term stockholders.

You have the opportunity to vote for or against or to abstain from voting on the following advisory resolution relating to executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the Compensation Discussion and Analysis section of this Proxy Statement, as well as the following items:

•
Our Compensation Committee believes that it has established an executive compensation program that attracts, motivates, rewards and retains talented executives and aligns executive performance with the creation of long-term stockholder value.  As the graph on the next page illustrates, our Company has experienced strong stock gains over the past three years, as compared to our peer group of companies and the S&P 500 Index. While our stock price has significantly increased despite virtually no increase in the S&P 500 Index or our peer companies, Mr. Burgess’ base salary has increased by less than 15% since he joined our Company in April 2008.  In addition, the average base salary increases for our next two highly paid Named Officers increased by 10% over this same three-year period.

The graph assumes that $100 was invested in our common stock and each index on December 31, 2007 and that all dividends, as applicable, were reinvested.
Comparison of 3 Year Cumulative Total Return Assumes Initial Investment of $100 December 2010

	2007	2008	2009	2010
Insituform Technologies, Inc.	$100.00	$133.03	$153.09	$179.13
S&P 500 Total Returns	100.00	63.01	79.68	91.68
Peer Group	100.00	56.82	71.41	82.71

•
The Company does not use many common pay practices that are considered unfriendly to stockholders.  For example, in 2010 our Compensation Committee removed the use of discounting for the present value in its calculation for restricted stock and long-term cash incentive awards.  Further, tax gross-ups are not provided to executive officers.

•
Our Compensation Committee is advised by an independent compensation consultant who keeps the Compensation Committee apprised of developments and best practices.  The independent compensation consultant does not perform any services for management.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and attracts, motivates, rewards and retains individuals who can achieve superior financial results.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Officers and the philosophy, policies and practices as described in this Proxy Statement.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Although the vote is advisory only, our Board of Directors and Compensation Committee will review the voting results in connection with their ongoing evaluation of our Company’s compensation program.  Our Board will consider the vote of a majority of the shares of our common stock cast on this proposal at our 2011 Annual Meeting of Stockholders as the advice of our stockholders on this matter.

Our Board of Directors recommends a vote “For” the resolution as set forth above.

Proposal 5:  frequency of advisory vote on executive compensation

We are seeking a vote, on an advisory basis, from our stockholders as to whether an advisory vote on executive compensation should occur every one, two or three years.

After careful consideration of this agenda item, our Board has determined that an annual advisory vote on executive compensation is the most appropriate for our Company at this time.  Our Board believes it is most appropriate for stockholders to express their views on our compensation every year so that our Board can consider our stockholders advice in making its annual compensation decisions.

While the results of voting on this item will be advisory only, our Board values stockholders’ opinions and will take the results of the vote into account when determining the frequency of an advisory vote on executive compensation.

You may cast your vote by specifying one of the following four options on the accompanying proxy card: “1 Year,” “2 Years,” “3 Years” or “Abstain.”  You are not voting to approve or disapprove the Board’s recommendation.  The alternative receiving the most votes of shares of our common stock will be considered by our Board to be the advice of our stockholders on this matter.

Our Board of Directors recommends a vote for “1 YEAR” for the frequency of advisory votes on executive compensation.

Proposal 6:  Ratification of the appointment of independent auditors

Our Board of Directors, upon the recommendation of the Audit Committee of the Board, has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2011.  A resolution will be presented at the meeting to ratify the appointment of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP served as our independent auditors for the year ended December 31, 2010.  Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting to respond to appropriate questions from our stockholders and to make statements if they so desire.

Independent Auditors’ Fees

Consistent with its charter adopted by our Board of Directors, the Audit Committee pre-approves all auditing services and all non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors.  Proposed audit and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services.  Our Audit Committee’s approval is required to exceed the budgeted amount.  In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees.  If our Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

In our two most recent fiscal years, we paid the following amounts to our independent auditors:

	2010	2009
Audit Fees	$1,505,375	$1,860,890
Audit-Related Fees	412,124	270,000
Tax Fees	15,000	214,000
All Other Fees	—	—
Total	$1,932,499	$2,344,890

Audit Fees.  We paid an aggregate of  $1,505,375 to PricewaterhouseCoopers LLP for (i) the 2010 fiscal year audit, (ii) the review of the financial statements included in our 2010 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits and (iv) audit efforts relating to internal controls over financial reporting.  In 2009, we paid an aggregate of $1,860,890 to PricewaterhouseCoopers LLP for (i) the 2009 fiscal year audit, (ii) the review of the financial statements included in our 2009 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits and (iv) services related to certain SEC filings and a common stock offering.

Audit-Related Fees.  In 2010, we paid PricewaterhouseCoopers LLP $412,124 for audit-related services for due diligence services.  All of these services were pre-approved by our Audit Committee.  In 2009, we paid an aggregate of $270,000 to PricewaterhouseCoopers LLP for audit-related services for due diligence services and an information systems controls review.  Specifically, substantially all of these fees were for due diligence services performed in connection with our acquisitions of The Bayou Companies, L.L.C. and Corrpro Companies, Inc.

Tax Fees.  In 2010, we paid PricewaterhouseCoopers LLP $15,000 for tax preparation services.  In 2009, we paid an aggregate of $214,000 to PricewaterhouseCoopers LLP for tax preparation and consulting services.

All Other Fees.  In 2010 and 2009, PricewaterhouseCoopers LLP did not perform any services for us other than those described above.

We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

Vote Required for Ratification of the Appointment of Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2011 will require the affirmative vote of a majority of the shares of our common stock cast on this proposal at the 2011 Annual Meeting of Stockholders.

Our Board of Directors recommends a vote “For” the ratification of the appointment of
PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2011.

Other Matters

Our Board does not know of any other matters that may be brought before the annual meeting.  However, if any other matters are properly presented for action, it is the intention of the persons named on the accompanying proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

Householding of Materials

In some instances, only one copy of this Proxy Statement or our 2010 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of this Proxy Statement or 2010 Annual Report, as applicable, to any stockholder at your address.  If you wish to receive a separate copy of this Proxy Statement or 2010 Annual Report, you may call us at (636) 530-8000 or send a written request to Insituform Technologies, Inc., 17988 Edison Avenue, Chesterfield, Missouri 63005, Attention: Secretary.  Alternatively, stockholders sharing an address who now receive multiple copies of this Proxy Statement or Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

Stockholder Proposals

Our Amended and Restated By-Laws provide that, in order for a stockholder to nominate a candidate for director or to bring other business before a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary at our principal executive office.

For the nomination of candidates for election as directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2012 Annual Meeting of Stockholders would be January 21, 2012 and December 22, 2011, respectively) and (b) with respect to an election to be held at a special meeting of stockholders (i) not earlier than the 120th day prior to such special meeting and (ii) not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.

In the event that the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by us at least 60 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement of the date of such meeting is first made.

For business other than nominations of candidates for and the election of directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered to or mailed to and received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2012 Annual Meeting of Stockholders would be January 21, 2012 and December 22, 2011, respectively).

However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for a notice by the stockholder for these purposes to be timely, it must be so delivered (a) not earlier than the 120th day prior to such annual meeting and (b) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in our Amended and Restated By-Laws) of the date of such meeting is first made.

Any written notice of a stockholder proposal, including a proposal for the nomination of candidates for election as director, must include the information and representations required by our Amended and Restated By-Laws and, in the case of a notice of nomination of directors, all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected).

The chairman of any meeting of stockholders for the election of directors or other business and the Board may refuse to acknowledge the nomination of any person or permit any business to be brought without compliance with the procedures set forth in our Amended and Restated By-Laws or if the stockholder solicits proxies in support of such stockholder’s nominee(s) or proposal for other business without such stockholder having made the representations required by our Amended and Restated By-Laws.  If a stockholder does not appear or send a qualified representative (as defined in our Amended and Restated By-Laws) to present the nomination or proposal at such meeting, we need not present such nomination or proposal for a vote at such meeting, notwithstanding that proxies in respect of such nomination or proposal may have been received by us.  The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our Proxy Statement.

Under the proxy rules of the Securities and Exchange Commission, a stockholder wishing to include a stockholder proposal in our Proxy Statement must submit the proposal to us not later than 120 calendar days before the first release date of the prior year’s annual meeting Proxy Statement.  For the 2012 Annual Meeting of Stockholders, this date would be November 19, 2011. This rule is independent of the procedures mandated in our Amended and Restated By-Laws with respect to the ability of a stockholder to present stockholder proposals at the Annual Meeting as stated above.

Stockholder Communications With Directors

Our Board has an informal process in place for our stockholders to communicate with directors.  Any stockholder wishing to contact our Board or one of our directors can write to:

Board of Directors
c/o Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005

All correspondence received by us and addressed as indicated above will be reviewed by appropriate Insituform personnel and promptly forwarded to our Chairman of the Board and/or to the appropriate director.  Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our Board’s Audit Committee.

Although our Board does not have an express policy regarding director attendance at our Annual Meeting of Stockholders, we anticipate that all directors will attend this year’s Annual Meeting.  All directors attended our 2010 Annual Meeting of Stockholders.

David F. Morris
Secretary

Chesterfield, Missouri
March 18, 2011

APPENDIX A

2011 NON-EMPLOYEE DIRECTOR EQUITY PLAN

1.           Purpose and Nature of Plan.  The purpose of this 2011 Non-Employee Director Equity Plan (the “Plan”) of Insituform Technologies, Inc. (the “Company”) is to increase the ownership interest in the Company of non-employee directors whose services are considered essential to the Company’s continued progress, to provide an opportunity to defer directors fees, and to provide a further incentive to serve as a director of the Company.

2.           Administration.  The Plan shall be administered by the Board of Directors of the Company (the “Board”).  Subject to the provisions of the Plan, the Board shall have exclusive authority to interpret and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to take all steps and make all determinations necessary or advisable for the administration of the Plan.  The determination of the Board in the administration of the Plan shall be conclusive and binding upon all persons, including without limitation the Company, its stockholders and persons granted options or other benefits under the Plan.  The officers of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes of the Plan.

3.           Participants.  Directors of the Company who are not employees of the Company (or any affiliate of the Company) during a calendar year shall be eligible to participate in awards made pursuant to the Plan with respect to such calendar year (“Eligible Directors”).

4.           Shares Subject to the Plan.  Subject to adjustment as provided in Section 7 (relating to adjustment for changes in capital stock), an aggregate of 250,000 shares of the Company’s Class A common shares, $0.01 par value (“Common Stock”), shall be available for issuance under the Plan.  The shares of Common Stock issued under the Plan may be made available from authorized but unissued shares or from shares re-acquired by the Company, including shares purchased in the open market or in private transactions.  If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject to, but not delivered under, such option may again become available for the grant of other options or Stock Units under the Plan.  If any Stock Unit granted under the Plan shall be forfeited or cancelled for any reason, the shares subject to, but not delivered under, such Stock Unit may again become available for the grant of other options or Stock Units under the Plan.  Shares underlying options or Stock Units that are settled in cash shall be added back to the number of shares that shall be available for subsequent issuance under the Plan.  If the exercise price of stock options is paid by delivery of shares of Common Stock of the Company, or if shares of Common Stock of the Company are withheld from a distribution in payment of the exercise price, the gross number of shares subject to the stock option shall be counted as issued under the Plan, rather than the net number of shares actually issued pursuant to such exercise.

After effectiveness of this Plan, all shares of Common Stock of the Company otherwise available for awards under the 2006 Non-Employee Director Equity Incentive Plan of Insituform Technologies, Inc. (but not subject to outstanding awards thereunder) at such time shall be unavailable for issuance.

5.           Awards of Benefits.  The Board of Directors may, in its sole discretion, grant benefits in accordance with the Plan to Eligible Directors, and establish the timing, pricing, amount and other terms and conditions of such grants, which need not be uniform with respect to the various Eligible Directors or with respect to different grants to the same Eligible Director.

6.           Types of Benefits.  The following benefits may be granted under the Plan:  (i) nonqualified stock options (“NQSOs”); and (ii) Stock Units, as described below.

(a)           Stock Options.  NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Board of Directors on the date the options are granted.  NQSOs shall be subject to such terms and conditions set forth in an option agreement as may be established by the Board of Directors in its sole discretion; provided, however, that in no case will such NQSOs granted pursuant to this Plan be exercisable prior to the third anniversary of the date of grant (except in the case of death or retirement of an Eligible Director, in which cases NQSOs held by the Eligible Director may be exercised sooner).  The exercise price of a NQSO may not be less than the fair market value of a share on the date of the award of the NQSO.  The term of the NQSO shall not exceed ten years.  The purchase price may be paid (i) by check, (ii) in the discretion of the Board of Directors, by the delivery of shares of Common Stock of the Company owned by the Eligible Director or (iii) in the discretion of the Board of Directors, by a combination of any of the foregoing, in the manner provided in the option agreement.  Alternatively, in the sole discretion of the Board of Directors, the option exercise may be settled by the Company transferring the net number of shares with a value equal to the excess of the fair market value of the shares of Common Stock subject to exercise on the date of the exercise over the exercise price of the option.  For purposes of this Section 6(a), “fair market value” will be deemed to be the closing transaction price of the Company’s Common Stock as of the relevant date on the Nasdaq Global Select Market, or such other primary national securities exchange on which the Company’s Common Stock is then-listed.

            (b)           Stock Units.  A Stock Unit represents the right to receive a share of Common Stock from the Company at a designated time in the future.  The Stock Units shall be subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Board of Directors in its sole discretion; provided, however, that in no case shall the shares underlying the Stock Units be issuable to the Eligible Director prior to the third anniversary of the date of grant (except in the case of i) death or retirement of an Eligible Director, in which case the shares underlying the Stock Units may be issuable sooner or ii) Stock Units received in lieu of cash, as further set forth below). The Eligible Director generally does not have the rights of a stockholder until receipt of the shares underlying the Stock Unit awards.  The Board of Directors may, in its discretion, provide for payments in cash, or adjustments in the number of shares subject to the Stock Units, equivalent to the dividends that an Eligible Director would have received if the Eligible Director had been the owner of the underlying shares instead of the Stock Units.

In the event that an Eligible Director is permitted to elect to receive Stock Units in lieu of cash, the election to defer director fees must be made before the beginning of the calendar year during which the services are performed for which such fees are paid.  The election shall be irrevocable for the calendar year.  For Stock Units elected to be received in lieu of cash, the shares underlying the Stock Units shall be eligible for issuance to the Eligible Director upon the first anniversary of the date of grant.

7.           Adjustment Provisions.  If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares of Common Stock reserved for issuance under the Plan shall be appropriately adjusted, and the number of shares of Common Stock covered by each outstanding option or Stock Unit shall be appropriately adjusted so that the aggregate consideration payable to the Company and the aggregate value of each such option or Stock Unit shall not be changed.  Written option agreements or Stock Unit agreements may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from the Company’s reorganization, recapitalization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

8.           Change in Control.  Upon a Change in Control (as defined below) all NQSOs shall  become immediately exercisable and all shares underlying the Stock Units shall become immediately issuable.

      For purposes of this Agreement, a “Change in Control” shall mean:

(a)           the acquisition by any “person” or “group” (as defined pursuant to Section 13(d) under the Securities Exchange Act of 1934) of “beneficial ownership” (as defined in Rule 13d-3 under said Act) of in excess of 30% of the combined voting power of the outstanding voting securities (the “Voting Securities”) of the Company entitled to vote generally in the election of directors; and/or

(b)           the replacement of 50% or more of the members of the Company’s Board of Directors (excluding, for purposes of such calculation, the Chairman of the Board) over a  one-year period from the directors who constituted such Board at the beginning of such period, where such replacement shall not have been approved by a vote including at least a majority of the directors who were members of the Board at the beginning of such one-year period or whose election as members of the Board was previously so approved; and/or

(c)           consummation of a merger, statutory share exchange or consolidation involving the Company or sale or other disposition of all or substantially all of the assets of the Company, unless following such transaction: (i) all or substantially all of the individuals and entities who were the “beneficial owners” (as hereinabove defined), respectively, of the outstanding Voting Securities immediately prior to such transaction “beneficially owned,” directly or indirectly, more than 30% of the combined voting power of the then outstanding Voting Securities of the corporation resulting from such transaction in substantially the same proportion as their ownership immediately prior to such transaction of the outstanding Voting Securities of the Company, (ii) no “person” or “group” (as hereinabove defined) “beneficially owns,” directly or indirectly, 30% or more of the combined voting power of the then outstanding Voting Securities of such corporation except to the extent that such ownership existed prior to such transaction and (iii) at least a majority of the members of the board of directors resulting from such transaction were members of the Company’s Board of Directors immediately prior to such transaction or were nominated by at least a majority of the members of the Company’s Board of Directors at the time of the execution of the initial agreement for such transaction, or by the action of the Company’s Board of Directors providing for such transaction; and/or

(d)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.           No Right to Continue as a Director; No Stockholder Rights.  Neither the Plan, nor the granting of an option or Stock Unit, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Eligible Director has a right to continue as an Eligible Director for any period of time, or at any particular rate of compensation.  No Eligible Director shall have rights as a stockholder with respect to shares of Common Stock covered by options or Stock Units granted hereunder until the date of the issuance of a stock certificate therefor.

10.           Amendment.  The Board may revise or amend the Plan in any respect whatsoever; provided, that, without approval of the stockholders of the Company, no revision or amendment shall (i) change the selection or eligibility requirements under the Plan, (ii) increase the number of shares of Common Stock that may be issued under the Plan or (iii) increase the amount or type of benefits that may be granted under the Plan.  No action authorized by this Section 10 shall reduce the amount of any existing option or Stock Unit or change the terms and conditions thereof without the holder’s consent.  Without the prior approval of the Company’s stockholders, the Company will not effect a “repricing” (as defined below) of any stock options or other benefits granted under the terms of this Plan.  For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect:  (a) the lowering of the purchase price of an option or other benefit after it is granted; (b) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an option or other benefit for cash or other consideration at a time when the purchase price of the purchased option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction) or (d) an action that is treated as a repricing under generally accepted accounting principles.  To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the sole discretion of the Board, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Board shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

11.           Rules of Construction; Compliance with 409A.  The terms of this Plan, and any agreement containing the terms and conditions of an award made pursuant to this Plan, shall be interpreted: first, in a manner that causes the award to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and secondly, in accordance with the laws of the State of Delaware.

12.           Effective Date, Duration, Suspension and Termination of the Plan.  The Plan will be effective the day immediately following approval of the Plan by the stockholders of the Company at the 2011 Annual Meeting of Stockholders.  The period during which option and Stock Unit grants shall be made under the Plan shall terminate on the day following the tenth anniversary of the 2011 Annual Meeting of Stockholders (unless the Plan is extended or terminated at an earlier date by stockholders); provided, (i) such termination shall not affect the terms of any then outstanding option or Stock Unit and (ii) the terms and conditions applicable to any option or Stock Unit granted within such period may thereafter be amended or modified by mutual agreement between the Company and the holder. The Board may suspend or terminate the Plan at any time and for any reason.

APPENDIX B

2011 EXECUTIVE PERFORMANCE PLAN

1.           Purpose.  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 the amount of an employer’s deduction for a fiscal year relating to compensation for certain executive officers, with exceptions for specific types of compensation such as performance-based compensation.  The Insituform Technologies, Inc. 2011 Executive Performance Plan (the “Plan”) is intended to provide for the payment of qualified performance-based compensation in the form of incentive compensation that is not subject to the Section 162(m) deduction limitation.  The Plan also is intended to focus the interests of key employees on the key measures of Insituform Technologies, Inc.’s (the “Company”) success and to reward such employees for achieving such key measures of the Company’s success.

2.           Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean a cash payment (whether paid currently or deferred), or a grant of a “benefit” (other than a stock option) pursuant to the Equity Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Class A common stock, par value $0.01 per share, of the Company.

“Compensation Committee” shall mean the Compensation Committee of the Board (or any successor committee), which committee shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

“Equity Plan” shall mean the Insituform Technologies, Inc. the Insituform Technologies, Inc. 2009 Employee Equity Incentive Plan and any successor plan or plans of the Company.

“Participant” shall mean any executive of the Company who is eligible to participate in accordance with Section 3 of this Plan.

“Performance Period” shall mean any period of at least one year designated as a Performance Period by the Compensation Committee.

“Performance Award” shall mean an Award level that may be paid if certain performance goals are achieved in the Performance Period.

3.           Eligibility.  The Participants in this Plan for any Performance Period shall be comprised of each employee of the Company who is a Covered Employee during such Performance Period, or who may be a Covered Employee as of the end of a tax year for which the Company would claim a tax deduction in connection with the payment of compensation to such employee, during such Performance Period and who is designated individually or by class to be a Participant for such Performance Period by the Compensation Committee at the time a Performance Award is established for such employee.

4.           Awards.

(a)  The Compensation Committee shall establish objective performance goals in writing not later than 90 days after the beginning of each Performance Period.  The performance goals will be based on one or more of the following business criteria: stock price, sales, total stockholder return, return on equity, book value, expense management, earnings per share, free cash flow, net income, return on assets, individual performance and business unit performance.  The Compensation Committee will specifically define such terms at the time it establishes the performance goals.  Such performance goals shall be sufficiently detailed and objective so that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant pursuant to such Performance Award formula.

(b)  The Compensation Committee shall also establish the Performance Award payable to a Participant if the performance goals are achieved.  The payment of any Award shall be subject to achievement of the performance goals.  The Compensation Committee may, in its discretion, reduce the amount of any Award based on such criteria as it shall determine.  Awards shall be paid as soon as practical after the Compensation Committee has certified that the performance goals for the Performance Period have been achieved.

(c)  Prior to the payment of any Award, the Compensation Committee shall certify in writing that the performance goals applicable to such Award were met.

(d)  The Compensation Committee shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto.

(e)  The maximum aggregate amount of compensation that may be paid to a
Participant in any fiscal year of the Company pursuant to one or more Performance Awards under this Plan shall not exceed the Maximum Amount for such fiscal year.  If the Maximum Amount (including carryforwards under this sentence) for a fiscal year exceeds the amount paid to a Participant in that year, such excess shall be carried forward and added to the Maximum Amount for the succeeding fiscal year. For this purpose, the Maximum Amount for a fiscal year shall be $5,000,000 for the 2011 fiscal year, and, for each succeeding fiscal year, 110% of the Maximum Amount for the immediately preceding year (determined without regard to any carryforward); and compensation shall be treated as paid when such compensation would be allowable as a deduction under chapter 1 of the Internal Revenue Code of 1986, as amended, (without regard to section 162(m) of such Code).

5.           Form Of Payment.  An Award shall be paid in the form of cash, or in the form of a “benefit” in accordance with an award pursuant to the Equity Plan.

6.           Time of Payment.  An Award for a Performance Period normally shall be paid as soon as administratively feasible after the Compensation Committee certifies in writing that the performance goals applicable to such Award were met.  However, a Participant may elect to defer receipt of such a payment in accordance with the terms of the Insituform Technologies, Inc. Senior Management Voluntary Deferred Compensation Plan.

7.           Other Conditions.

(a)  No person shall have any claim to an Award under the Plan.  There is no obligation of uniformity of treatment of Participants under the Plan.  Awards under the Plan may not be assigned or alienated.

(b)  Neither the Plan, nor any action taken hereunder, shall be construed as giving to any Participant the right to be retained in the employ of the Company or an affiliate.

(c)  The Company or any affiliate shall have the right to deduct from any Award to  be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

8.           Plan Administration.

(a)      The Compensation Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration.  In making any determinations under or referred to in the Plan, the Compensation Committee shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

(b)  The Plan shall be governed by the laws of the State of Missouri and applicable federal law.

9.           Modification Or Termination Of Plan.  The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.

      10.           Stockholder Approval.  This Plan shall be subject to approval by the affirmative vote of a majority of the shares of Common Stock cast in a separate vote of the stockholders of the Company at the 2011 Annual Meeting of Stockholders, and such stockholder approval shall be a condition to the right of a Participant to receive any Award hereunder.

INSITUFORM TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned having received the notice of the 2011 Annual Meeting of Stockholders of Insituform Technologies, Inc. (the “Company”) and the proxy statement, appoints J. Joseph Burgess and David F. Morris, and each of them acting individually, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If no direction is made, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1, (b) “FOR” Proposal 2, (c) “FOR” Proposal 3, (d) “FOR” Proposal 4,  (e) For “1 YEAR” on Proposal 5, and (f) “FOR” Proposal 6.  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

INSITUFORM TECHNOLOGIES, INC.

April 20, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03160

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL LISTED NOMINEES, "FOR" PROPOSALS 2, 3, 4, AND 6 AND FOR “1 YEAR” ON PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:	NOMINEES:	2. To approve the 2011 Non-Employee Director Equity Plan		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES	m J. Joseph Burgess	3. To approve the 2011 Executive Performance Plan		☐	☐	☐
	m Stephen P. Cortinovis	4. To approve an advisory resolution relating to executive compensation		☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	m Stephanie A. Cuskley m John P. Dubinsky	5. To approve holding an advisory vote on executive compensation every one, two or three years	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
	m Charles R. Gordon m Juanita H. Hinshaw	6. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2011		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL EXCEPT (See instructions below)	m M. Richard Smith m Alfred L. Woods
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

    This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof.  Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note  that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder _____________________________  Date:    ____________  Signature of Stockholder _____________________________ Date:  _______________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.